Exhibit 10.7

CERTAIN INFORMATION, MARKED BY BRACKETS AND ASTERISKS (I.E., [***]), HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

ASCENTAGE PHARMA GROUP CORP LIMITED,

GUANGZHOU HEALTHQUEST PHARMA CORP LIMITED,

AND

INNOVENT BIOLOGICS (SUZHOU) CO., LTD.

JULY 14, 2021

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	LICENSES	1
3.	DEVELOPMENT	3
4.	COMMERCIALIZATION	6
5.	MANUFACTURE AND SUPPLY	7
6.	GOVERNANCE	8
7.	FINANCIAL TERMS	12
8.	INTELLECTUAL PROPERTY	16
9.	REPRESENTATIONS, WARRANTIES AND COVENANTS	18
10.	CONFIDENTIALITY	20
11.	TERM AND TERMINATION	23
12.	INDEMNITY	25
13.	DISPUTE RESOLUTION	26
14.	MISCELLANEOUS	27
Exhibit A
Exhibit B
Exhibit C
Exhibit D
Exhibit E

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is made and entered into as of July [14], 2021, by and among Ascentage Pharma Group Corp Limited, a limited liability company incorporated under the laws of Hong Kong with a place of business at 9/F, Wah Yuen Building, 149 Queen’s Road Central, Central, Hong Kong (“ASCENTAGE HK”), Guangzhou Healthquest Pharma Co. Ltd., a limited liability company incorporated under the laws of the PRC with a place of business at Room 2706, GIE Tower, 403 Huanshi Road East, Yuexiu District, Guangzhou, People’s Republic of China (“ASCENTAGE GZ”, together with ASCENTAGE HK, “ASCENTAGE”) and Innovent Biologics (Suzhou) Co., Ltd., a limited liability company incorporated under the laws of the PRC with a place of business at 168 Dongping Street, Suzhou Industrial Park, Suzhou, the People’s Republic of China (“INNO”). ASCENTAGE and INNO may be referred to below individually as a “Party” and collectively as the “Parties.”

Background

A.            ASCENTAGE HK is a global clinical-stage biotechnology company specializing in developing novel therapies for cancers.

B.            ASCENTAGE GZ is an Affiliate of ASCENTAGE HK.

C.            INNO is a pharmaceutical company focusing on developing and commercializing pharmaceutical products in the PRC (as defined herein), Hong Kong, Macau and Taiwan.

D.            INNO and ASCENTAGE desire to work together in a multi-product, strategic partnership, that leverages the resources of each Party to develop and commercialize the Licensed Product (as defined under this Agreement), APG-2575 as well as other pipeline products as may be further agreed.

Agreement

The Parties hereby agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement have the meanings ascribed to them or referenced in Exhibit A.

2.	LICENSES

2.1.         License to INNO. Subject to the terms and conditions of this Agreement, ASCENTAGE (on behalf of itself and its Affiliates) hereby grants to INNO the following licenses (collectively, “License”):

(a)            an exclusive, royalty-bearing, sublicensable (subject to Section 2.2) and non-transferable license (the “Development License”) under the ASCENTAGE Patents and ASCENTAGE Know-How necessary or useful for INNO to Develop the Licensed Product and the Licensed Molecule in the Field in the Territory; provided that such license shall not be exclusive as to ASCENTAGE for it (i) to perform Development of the Licensed Molecule and Licensed Product, (ii) to perform its Development obligations under this Agreement, and (iii) to engage any Subcontractor for the sole purpose of performing ASCENTAGE’s Development obligations under Section 2.3 of this Agreement, and

(b)            an exclusive, royalty-bearing, sublicensable (subject to Section 2.2) and non-transferable license (the “Commercialization License”) under the ASCENTAGE Patents, Trademark and ASCENTAGE Know-How necessary for INNO to Commercialize the Licensed Product within the INNO’s Covered Cities, provided that such license shall not be exclusive as to ASCENTAGE for it (i) to perform its Commercialization obligations under this Agreement in ASCENATGE’s Covered Cities, (ii) to engage any Subcontractor for the sole purpose of performing ASCENTAGE’s Commercialization obligations under this Agreement in ASCENATGE’s Covered Cities, subject to INNO’s rights of first refusal under Section 2.3. For the sole purpose of and to the extent necessary for performing its Commercialization obligations under this Agreement in ASCENATGE’s Covered Cities pursuant to this Section 2.1(b), ASCENTAGE shall have the right to grant the Commercialization License to (x) Affiliates of ASCENTAGE, and (y) Third Parties, provided that the Commercialization License granted to such Third Parties shall be subject to the prior written consent of INNO, which consent shall not be unreasonably withheld, conditioned or delayed.

2.2.         Sublicense Rights. The rights licensed to INNO under Section 2.1 (License to INNO) include the right to sublicense in the Field in the Territory (which shall include the right to further sublicense) to (a) the Affiliates of INNO, and (b) Third Parties, provided that the sublicense to such Third Parties shall be subject to the prior written consent of ASCENTAGE, which consent shall not be unreasonably withheld, conditioned or delayed. Each sublicense agreement must be consistent with, and shall be subject to, the terms and conditions of this Agreement. Each Party remains responsible for the performance of its obligations under this Agreement and of any sublicensee under any sublicense agreement. For the avoidance of doubt, the right of INNO to grant sublicenses under this Section 2.2 (Sublicense Rights) does not include the right of INNO to Manufacture the Licensed Molecule or Licensed Products either by itself or by one or more sublicensees (including, but not limited to, any contract manufacture organization (“CMO”) or toll manufacturer).

2.3.         Subcontractor. Except for the non-permitted activities (such as any detailing activities provided by a Third Party not of the type of a contract service provider) agreed to by the Parties in writing through the JCC (as to any Commercialization related subcontracting) and JDC (as to any Development related subcontracting) that a subcontractor shall not be engaged to conduct, and subject to non-exercise of the right of first refusal by the other Party, each Party shall have the right to engage Subcontractors to conduct such activities as necessary for performing its obligations under this Agreement in the Field in the Territory, provided that each Party shall ensure such Subcontractors are bound by written obligations consistent with the terms and conditions of this Agreement, and provided further that each Party remains responsible for the performance of its obligations under this Agreement and any Subcontractor under any subcontract. In the event INNO intends to engage any Subcontractors to perform its Commercialization obligations in INNO’s Covered Cities, ASCENTAGE shall have the right of first refusal for such opportunity and the Commercialization License granted to INNO under Section 2.1(b) shall be non-exclusive as to ASCENTAGE to the extent necessary to allow ASCENTAGE to exercise the foregoing right of first refusal. In the event ASCENTAGE intends to engage any Subcontractors to perform its Commercialization obligations in ASCENTAGE’s Covered Cities, INNO shall have the right of first refusal for such opportunity.

2.4.         Third Party In-Licenses.

(a)            ASCENTAGE shall remain solely responsible for the payment of all royalties, license fees, milestone payments and other obligations under all Third Party In-License Agreements regarding the Existing Indications. In the event ASCENTAGE or any of its Affiliates fails to obtain from a Third Party any rights under any ASCENTAGE Patents or ASCENTAGE Know-How regarding the Existing Indications that are necessary for the Parties to Develop or Commercialize the Licensed Molecule or Licensed Products in the Field in the Territory in accordance with the terms of this Agreement, ASCENTAGE shall promptly obtain such rights from such Third Party.

(b)            In the event INNO reasonably determines that a license under any Patents or Know-How (the “INNO Identified Rights”) that is (i) owned or Controlled by a Third Party, (ii) not disclosed by such Third Party publicly or to ASCENTAGE and (iii) necessary for the Parties to Develop or Commercialize the Licensed Molecule or Licensed Products on the Existing Indications in the Field in the Territory in accordance with this Agreement, INNO shall have the right to issue to ASCENTAGE a written notice that it expects ASCENTAGE to obtain such license from the relevant Third Party. Between the Parties, [***]. Upon acquisition by ASCENTAGE, such Know-How or Patent will be included in the ASCENTAGE Know-How or ASCENTAGE Patents, as the case may be, [***] for the purpose of the License hereunder. In the event ASCENTAGE does not acquire the license from the Third Party and INNO enters into such license agreement(s) with the Third Party, the Parties shall mutually agree on the appropriate deduction [***] it incurs in connection with the foregoing license against any amount payable by it to ASCENTAGE under ARTICLE 7 (FINANCIAL TERMS).

3.	DEVELOPMENT

3.1         Initial Delivery by ASCENTAGE. ASCENTAGE will deliver to INNO an electronic copy of all ASCENTAGE Know-How and ASCENTAGE Patent that are Controlled by ASCENTAGE or any of its Affiliates as of the Effective Date and that is reasonably necessary for INNO to perform its Development obligation of Licensed Products in the Territory in accordance with the terms and conditions of this Agreement, including those items listed on Exhibit B or otherwise referred to or referenced in the Development Plan. To the extent that both Parties agree, through JDC, that further disclosure of relevant information is necessary and reasonable, ASCENTAGE shall provide such information promptly.

3.2         Development Responsibility. Each Party shall use Commercially Reasonable Efforts to carry out Development of the Licensed Products in the Field in and for the Territory in accordance with the Development Plan and in compliance with Applicable Law, including GCP. INNO and ASCENTAGE shall be each responsible for fifty percent (50%) of the costs incurred in connection with the performance of any Development activities to be carried out by the Parties after the Effective Date of this Agreement under the Development Plan. In the event the Parties intend to carry out any Development activities under the Development Plan, the Parties shall negotiate in good faith under the direction of the JDC regarding the details of the 50/50 cost sharing arrangement for such Development.

3.3         Development Plan. The Development of the Licensed Product(s) in the Field in the Territory shall be conducted by the Parties pursuant to a comprehensive, multi-year plan that will include a description in reasonable detail of the Development activities and the Clinical Trial protocol to be performed in support of the Regulatory Approval of the Licensed Product(s) in the Territory for the Licensed Molecule, including projected timelines for completion of such activities, each Party’s role and main obligations, any ASCENTAGE’s necessary assistance, specified under the Development Plan or for other activities as approved by the JDC, that is necessary or useful for INNO to perform the Development activities assigned to it, the initial regulatory pathway to be used, the estimated Development costs, and the calculation methods of the Development costs (the “Development Plan”). The initial Development Plan agreed to by the Parties is attached hereto as Exhibit C. Any material changes to the Development Plan shall be reviewed and approved by the JDC, including the addition of any Clinical Trial protocols or any material changes thereto. The Parties shall, through the JDC, contemplate and propose and have the JDC approve any updates to the Development Plan no less frequently than on an annual basis thereafter. In the event of any proposed change to a Development Plan as a result of any interaction with any Regulatory Authority, the Parties shall submit such changes to the JDC, which shall meet as promptly as practicable to review, discuss any such proposed changes and if necessary, approve such changes to the Development Plan.

3.4         Development Records and Reporting.

(a)         Records. Each Party shall make and maintain complete and accurate records of all work conducted by or on behalf of such Party in furtherance of the Development of the Licensed Product(s) and all material results, data and Developments made in conducting such activities. Specifically, such records shall be made and maintained in reasonably necessary detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with Applicable Law. In addition to and not in lieu or limitation of the foregoing, each Party shall calculate and maintain detailed records of its Development costs.

(b)         Reporting. Each Party shall provide to the JDC, a written report within thirty (30) Business Days after the end of each Calendar Quarter, in English, describing in reasonable detail its Development activities, achievements and necessary supporting documents from Clinical Trials related to the Licensed Products in the Territory pursuant to the Development Plan in accordance with Section 3.3. It shall promptly respond to the other Party’s reasonable questions or requests for additional information relating to such Development activities.

3.5         Regulatory Filings and Related Activities. ASCENTAGE shall prepare, apply for, own and maintain, at its sole cost and expense, all INDs, NDAs and other Regulatory Materials and Regulatory Approvals of the Licensed Product(s) in the Territory. ASCENTAGE shall retain all written communications and interactions with Regulatory Authorities with respect to the Licensed Products in the Territory, both prior to and subsequent to the Regulatory Approval. ASCENTAGE shall consult with INNO, through the JDC, and keep INNO reasonably informed of the strategic planning, through the JDC, related to the interactions and filings with the Regulatory Authorities from time to time.

3.6         Materials and Meetings.

(a)            Materials and Correspondence.

(i)            To the extent not prohibited by any Applicable Law or by Regulatory Authority, ASCENTAGE shall provide INNO with an electronic copy of all Regulatory Materials and material correspondence with Regulatory Authorities received from Regulatory Authorities related to any of the Licensed Products within ten (10) Business Days after receipt by or on behalf of ASCENTAGE, subject to appropriate redactions necessary to protect the CMC-related proprietary information, but only to the extent not relating to the Regulatory Approvals of the Licensed Products or to the quality of the Licensed Products.

(ii)            In addition to the foregoing, if ASCENTAGE receives any material correspondence from any Regulatory Authority related to any of the Licensed Products, including any acceptance or denial of any major filings (e.g., IND, NDA), within five (5) Business Days after receipt by or on behalf of ASCENTAGE, ASCENTAGE will cause the chairperson of the JDC to contact one of INNO’s chairperson of the JDC by telephone or videoconference and advise such member of the existence and a summary of the content of such material correspondence.

(iii)            Before submitting (or having submitted) any Regulatory Materials or material correspondence to any Regulatory Authorities relating to any of the Licensed Products, ASCENTAGE shall provide INNO with, (1) for major filings (e.g., IND, NDA), an electronic copy of such major filing at least ten (10) Business Days before filing with the applicable Regulatory Authority and (2) with respect to all other materials or correspondence, an electronic copy of such materials or correspondence at least five (5) Business Days before filing with or submission to the applicable Regulatory Authority. ASCENTAGE shall consider in good faith any comments provided by INNO in connection with such Regulatory Materials or correspondence.

(b)            Meetings. ASCENTAGE shall notify INNO of each scheduled on-site meeting, conference or remote or online meeting discussion with Regulatory Authorities (including advisory committee meetings and any other meeting of experts convened by a Regulatory Authority) regarding material issues (including without limitation matters regarding labeling, safety and efficacy of the Licensed Products). To the extent not prohibited by any Applicable Law or Regulatory Authority, ASCENTAGE shall provide such notice within five (5) Business Days after it receives notice of the scheduling of such meeting, conference, or discussion and at least five (5) Business Days in advance of any such meeting, conference or discussion. To the extent not prohibited by any Applicable Law or Regulatory Authority, INNO shall (a) be entitled to be present at all such meetings, conferences or discussions with Regulatory Authorities in the same manner in which such meeting, conference or discussion is conducted or (b) at its option, by telephone.

3.7         IIT rights. Each Party may carry out IITs in the Territory for any indications of the Licensed Molecule and Licensed Products upon approval by the JDC, provided that the other Party shall have the right to veto the start, continuation, termination, or publication of Data of, or generated under such IITs if such other Party reasonably believes that the actions from or activities of such IITs would adversely and materially affect the safety of the Licensed Products. The costs associated with the IITs will be deemed as part of the Development costs [***].

3.8         Global Trials. In the event the Parties mutually agree, through the JDC to jointly conduct or fund a Global Study, the JDC shall review and approve a Global Study plan (a “Global Study Plan”) setting forth the major steps, estimated timeline, protocol, estimated budget and other relevant details for such Global Study. For clarity, either Party may propose for the JDC’s review and approval of additional Indications to be part of a Global Study Plan. [***]. In the event the Parties intend to carry out any Global Study under a Global Study Plan, the Parties shall negotiate in good faith under the direction of the JDC regarding the details of the [***] arrangement for such Global Study. The Parties shall further negotiate in good faith an appropriate amount of compensation to be paid by ASCENTAGE to INNO for INNO’s contributions made for such Global Study. For any Global Study that INNO participates in the Territory, the relevant Global Study Plan shall also set forth the respective responsibilities of and activities to be carried out by each Party in the Territory for such Global Study, and the Parties shall use Commercially Reasonable Efforts to collaborate with each other to ensure that the trial participants from the Territory represent at least [***] of the total patients for such Global Study. For the purpose of this Agreement, “Global Study” means a multi-regional Study that is designed to obtain Regulatory Approvals for the Licensed Products in the Territory and outside the Territory; “Study” means the preclinical trials and Clinical Trials, toxicology testing, statistical analysis, publication and presentation of study results of a product.

3.9         Global Safety Databases; PCV Agreements. As between the Parties, ASCENTAGE shall establish, hold and maintain a global safety database for each Licensed Product (the “Global Safety Database”). The Parties will mutually agree to the terms of a pharmacovigilance agreement for the Licensed Molecule and all of the Licensed Products (the “Pharmacovigilance Agreement”) within sixty (60) days after the Effective Date. ASCENTAGE shall enter information on all adverse events concerning the Licensed Molecule and the Licensed Product(s) occurring anywhere inside and outside the Territory and report such event to INNO. INNO will, and shall cause the Sublicensees and Subcontractors (only to the extent that such Subcontractor has access to or could obtain safety data) to submit required safety data (e.g. serious adverse events and special events) from its Clinical Trials to ASCENTAGE as set forth in the Pharmacovigilance Agreements as necessary for ASCENTAGE’s maintenance of the Global Safety Database. INNO shall have the right to reference any and all safety data specific to the Licensed Products as outlined in the associated ASCENTAGE drug safety update reports and periodic safety update reports for such Licensed Products as necessary for the Development and Commercialization of the applicable Licensed Products in the Field in the Territory.

3.10         Core Data Sheet. As between the Parties, ASCENTAGE shall establish, hold and maintain the core data sheet for each Licensed Product. Core Data Sheet means a document prepared by ASCENTAGE containing, in addition to the Company Core Safety Information (CCSI), material relating to the Indication, dosing, pharmacokinetics, safety, efficacy and other information on the Licensed Product for use in the Field in the Territory based on scientific Data that are positioned on appropriate prescribing information for safe and effective use of the Licensed Product in the Field in the Territory (the “Core Data Sheet”). INNO shall have the right to reference any and all safety data contained in such Core Data Sheets as necessary for the Development and Commercialization of the applicable Licensed Products in the Field and in the Territory and ASCENTAGE shall provide INNO with access to any and all safety data contained in such Core Data Sheets. INNO shall also have the right to reference any and all Data (including efficacy and safety) that is specific to the Licensed Product contained in the associated Core Data Sheet as necessary for the Development and Commercialization of the applicable Licensed Products in the Field and in the Territory and ASCENTAGE shall provide INNO with access to any and all such Data contained in such Core Data Sheets.

3.11         [***] Development. Subject to the terms and conditions under this Agreement, the Parties shall use their Commercially Reasonable Efforts to cooperate on the Development of [***] in the Territory. The details of such cooperation (including without limitation, the responsibilities and rights of each Party and the arrangement for the sharing of costs and profits) shall be determined by the JDC pursuant to the terms and conditions of this Agreement.

3.12         [***]. Notwithstanding anything to the contrary herein, any Development of a License Product with [***] under this Agreement shall require the approvals of JSC and the Chief Executive Officer of each Party and shall be conducted pursuant to the Development Plan. For the avoidance of doubt, neither Party may Develop a Licensed Product with [***] without the prior written approval of the other Party.

4.	COMMERCIALIZATION

4.1.         Responsibility. Subject to Section 4.2 [***], the Parties shall [***] use their respective Commercially Reasonable Efforts to Commercialize any Licensed Products for the Licensed Molecule in the Territory after the Regulatory Approval of such Licensed Product has been obtained in accordance with Applicable Law.

4.2.         [***]

(a)            Each Party shall have the exclusive right and sole responsibility to Commercialize the Licensed Products for the accounts in the cities in the Territory being allocated to it (the “Covered Cities”) in accordance with this Section 4.2, including without limitation, managing the accounts in its Covered Cities, respectively. Within thirty (30) Business Days after the Effective Date, the Parties will agree upon in writing a methodology using [***] data for such historical periods and geographical regions to define the total potential market opportunity (“Potential Market”) in the Territory [***], provided that the costs of accessing such [***] data shall be included in the Commercialization Costs. From the total Potential Market, the Parties will establish the essential target market (“Essential Target Market”) of no less than [***] of the total Potential Market, which shall be agreed upon in the initial annual Commercialization Plan and as approved by the JCC. The Parties shall split the Essential Target Market with INNO taking sixty percent (60%) of the Essential Target Market and ASCENTAGE taking forty percent (40%) of the Essential Target Market. Thereafter, each Party shall alternately select its Covered Cities until ASCENTAGE has selected its Covered Cities representing forty percent (40%) of the Essential Target Market, and INNO has selected its Covered Cities representing sixty percent (60%) of the Essential Target Market. The Parties shall decide which Party has the right to choose first by a coin toss. Until the NRDL listing, INNO retains the [***] for the territory of the [***] not included in the [***] (“[***]”) and may elect to conduct Commercialization activities in the [***]. Prior to the NRDL listing, for the avoidance of doubt, all Commercialization activities in the [***] will be considered [***] Commercialization expenditures and subject to the Commercialization Budget parameters outlined in 4.2(b). Subsequent to the NRDL Listing, the Parties shall [***] the [***] by [***] with INNO covering [***] of the [***] and ASCENTAGE covering [***] of the Lower Potential Market and selecting the [***] in the same methodology as identified for the [***]. If due to [***] or other policies in the Territory, INNO or its Affiliates cannot distribute the Licensed Products directly or indirectly to the distributors in its Covered Cities, then both Parties shall use their respective Commercially Reasonable Efforts to discuss and work out an alternative solution.

(b)            Costs. Each Party will be [***] the JCC approved Commercialization Budget [***] of the [***] (i.e., [***]) of the Commercialization Budget will be [***] ASCENTAGE, and [***] of the Commercialization Budget will be [***] INNO). Each Party will manage their own internal Commercialization Costs in its Covered Cities in the Territory. Each Party’s Commercialization Costs shall not exceed [***] of the Party’s Commercialization Budget. Each Party retains the rights to exceed their Commercialization Budget allocation at their own risk. If either Party’s Commercialization spending exceeds their Commercialization Budget [***], the excess Commercialization expenditures will be [***] only if that Party’s [***] were [***] as determined by the JCC based on the following principles: (x) to the extent the Party’s sales targets were [***], the JCC will determine the amount of [***] Commercialization expenditures by that Party that will be added to the Commercialization Budget; and (y) likewise, if either Party elects to [***] their Commercialization Budget allocation but fails to [***], the [***] Commercialization expenditures shall be that Party’s sole responsibility and [***]. The JCC shall consider mechanisms to encourage both Parties to spend according to their [***] Commercialization Budgets in accordance with this Agreement such that any [***], including without limitation the situations where a Party’s [***]. In the event a Party significantly [***] its [***] Commercialization Budget, [***] shall be taken promptly by such Party under the supervision and direction of the JCC.

(c)            Commercialization Budget. The Annual Commercialization Budget shall include the total annual marketing expenditures which will be [***] by the Parties’ marketing teams. The marketing teams will collectively develop and execute the marketing strategies and determine the [***] plan according to the JCC approved Commercialization Plan.

4.3.         Annual National Commercialization Plan. Both Parties shall agree on a national Commercialization plan (a “Commercialization Plan”) for each Calendar Year before its commencement. Before formulation of the Commercialization Plan, each Party shall propose the Commercialization plan of its Covered Cities. The agreed Commercialization Plan shall at least contain: (i) [***] and the [***], (ii) [***], (iii) [***], and (iv) [***] (except for pricing related issues) and [***]. Notwithstanding anything to the contrary in the Agreement, if both Parties cannot reach agreement on any of the above-mentioned key elements of the Commercialization Plan within thirty (30) days of the Parties’ presentment of their Commercialization plans, the JCC shall refer the dispute to the JSC. If the JSC cannot resolve the differences, then the dispute will be escalated to the CEOs, and the CEOs of both INNO and ASCENTAGE shall use their best effort to reach an agreement, and then jointly make the final decision.

4.4.         [***]. At any time during the Term, if under the [***], [***], or Applicable Law or policies in the PRC, a given province of the PRC, a Region or any part of the Territory, (1) INNO or its Affiliates [***] in or for such part of the Territory, or (2) it is not commercially reasonable to [***] in or for such part of the Territory, upon request by INNO, (x) ASCENTAGE shall [***] for such part of the Territory, subject to the compliance with the [***], [***], Applicable Law or policies and the terms of this Agreement and (y) both Parties shall mutually agree through the JCC on the terms of such [***].

4.5.         Exclusivity. For the period of five (5) years after the First Commercial Sale of the first Licensed Product, unless this Agreement expires or is terminated earlier pursuant to Section 11.2, the Parties shall refrain, and shall cause their respective Affiliates to refrain, from participating, directly or indirectly, itself, as a [***], without the prior written approval of the other Party. Should [***] be developed in a way, that in the judgment of the JSC, is determined to be competitive with the Licensed Product, then the Parties will discuss in good faith regarding (i) how to include [***] under this Agreement, or (ii) how to address the impact of the Competing Product on the Commercialization of the Licensed Product.

5.	MANUFACTURE AND SUPPLY

5.1.         Manufacture. During the Term, ASCENTAGE shall Manufacture or have Manufactured by a Third Party and sell exclusively to INNO the Licensed Products for use or sale in INNO’s Covered Cities. For the avoidance of any doubt, the abovementioned exclusive sale shall not infringe ASCENTAGE’s rights to Commercialize or sublicense to its Affiliates to Commercialize the Licensed Products in ASCENTAGE’s Covered Cities. Promptly and in no event later than sixty (60) days after the Effective Date, INNO and ASCENTAGE shall conduct negotiations in good faith for a separate supply agreement for the Manufacturing and supply of Licensed Products to be sold for the Field in the Territory (the “Supply Agreement”).

5.2.         Forecast. With respect to each Licensed Product, no later than the last Business Day of each Calendar Month during the Term, INNO will provide ASCENTAGE with an updated [***] (each a “Rolling Forecast”) of the estimated quantities ([***]) of such Licensed Product to be Manufactured and supplied by or on behalf of ASCENTAGE on a [***] and [***] in its Covered Cities for the [***] commencing at the beginning of the following month. Each Rolling Forecast will be broken down for each month of such period by: (i) the Licensed Product, (ii) the quantity ([***]), (iii) each [***]; and (iv) the estimated shipping dates. The first [***] of each Rolling Forecast will represent a firm commitment to purchase such amount of the Licensed Product. The remaining [***] of each Rolling Forecast will be non-binding estimates of future demand.

5.3.         Supply Price. Subject to the Parties’ good faith negotiation to make any adjustment, the supply price of any Licensed shall be at [***] to the price that INNO will sell such Licensed Product to distributors.

5.4.         Quality Agreement. A Quality Agreement between ASCENTAGE and INNO shall be negotiated and executed within sixty (60) days after the Effective Date of this Agreement, and prior to the exchange by the Parties of relevant information and documents in connection with the quality control of the Licensed Products and Licensed Molecules in the Territory.

5.5.         Diligence. ASCENTAGE shall use Commercially Reasonable Efforts to fulfill its Manufacture and supply obligations under the terms of this Agreement and conduct Manufacture and supply activities in good faith. In the event INNO has any advice or opinion regarding such Manufacture and supply activities, the Parties shall communicate in good faith and ASCENTAGE shall reasonably take such advice or opinion into account.

6.	GOVERNANCE

6.1.         Joint Steering Committee

(a)            Establishment of JSC. The Parties will establish one Joint Steering Committee to review and oversee the Development and Commercialization of the Licensed Products in the Territory and to coordinate the Parties’ activities under this Agreement (the “Joint Steering Committee” or “JSC”). Within thirty (30) days after the Effective Date, each Party shall appoint three (3) representatives to the JSC, each of which shall have sufficient seniority and relevant expertise to make decisions within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of the Parties; provided that, the JSC will consist at all times of an equal number of representatives of each of ASCENTAGE and INNO. Each Party may at any time replace any one or more of its JSC representatives upon written notice to the other Party. Neither Party shall have the right to remove any member of the JSC appointed by the other Party.

(b)            Co-Chairpersons of JSC. Each of ASCENTAGE and INNO will select from their representatives of the JSC a co-chairperson for the JSC, and each Party may change its designated co-chairperson from time to time upon notice to the other Party. The co-chairpersons of the JSC will be responsible for calling meetings, preparing and circulating an agenda and relevant materials (including drafts of, updates to, or any proposed changes to a Development Plan) to the other Party at least five (5) Business Days in advance of each meeting, casting any votes on behalf of a Party at a JSC meeting, and within ten (10) Business Days after conclusion of a JSC meeting, preparing and issuing minutes of the meeting. Such minutes shall be deemed agreed only after such minutes have been approved by both Parties in writing. The minutes should include any matters presented to the JSC for a vote and the vote cast by each of the chairpersons on behalf of a Party’s members of the JSC.

(c)            JSC Responsibilities. The purpose of the JSC is generally to provide a forum for the communication and decision-making to ensure co-ordination and maximization of the value of the Parties’ activities under this Agreement. In particular, the JSC shall be responsible for the following items as they relate to the Territory:

(i)            reviewing the activities and monitoring the progress of the JCC and the JDC;

(ii)            forming additional subcommittees or working groups as necessary, and providing guidance and overseeing the activities of each such subcommittee or working group;

(iii)           discussing, seeking alignment on and formulating resolutions to any disputed issues submitted to the JSC by the JCC, JDC or any other committee or working group established by the JSC, subject to Section 6.1(e) of this Agreement;

(iv)            coordinating post-termination transition activities pursuant to ARTICLE 11 (TERM AND TERMINATION); and

(v)            to perform such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.

(d)            JSC Meetings. The JSC will hold meetings (either in-person or by teleconference, videoconference or some other electronic means) at such times and places as the co-chairpersons may reasonably determine, provided that, unless the Parties agree otherwise, the JSC will meet at least semi-annually in-person or by teleconference, videoconference or some other electronic means; provided further that if a matter is referred to the JSC for resolution from the JDC or the JCC pursuant to Section 6.2(e) or Section 6.3(c), an extraordinary JSC meeting shall be held immediately after such matter is brought before the JSC. Each Party will bear its own costs associated with attending meetings of the JSC. At each Committee meeting, the presence of at least one (1) member designated by each Party shall constitute a quorum. Each Party may from time to time invite a reasonable number of participants (including compliance and other functional personnel), in addition to its representatives, to attend the JSC meetings in a non-voting capacity. Each individual attending any JSC meeting hereunder (whether as a JSC member or invitee) shall be bound by written non-use, non-disclosure terms and conditions at least as restrictive as those set forth in this Agreement with respect to the Confidential Information of the other Party.

(e)            Decision-making of JSC. The members of the JSC will discuss all matters reasonably and consider the other Party’s views in good faith and attempt to make all decisions of the JSC by consensus of both Parties. When voting on any matter properly before the JSC, each Party shall have one (1) vote cast by its respective chairperson of the JSC. If the JSC is not able to reach consensus with respect to a particular matter (as demonstrated by the same vote by each of the Parties’ respective chairpersons), and the JSC is unable to resolve the dispute after endeavoring for fifteen (15) Business Days to do so, then either Party’s chairperson may, by written notice to the other Party’s chairperson and other Party, refer such matter to the Parties’ respective Senior Representatives, who shall meet promptly (either in person or via teleconference) and negotiate in good faith to resolve the dispute. If the Senior Representatives cannot resolve such dispute within fifteen (15) Business Days after the matter is first referred to them, then, subject to Section 6.1(f) (Limitations on Authority of JSC):

(i)            subject to the below section (ii) and Section 4.3 and to the extent permitted by the Applicable Law, the Senior Representative of INNO shall have the final decision-making authority on such matter to the extent the matter that is the subject of the dispute solely relates to the Commercialization of the Licensed Molecules or the Licensed Products in the Territory, and

(ii)            subject to the above section (i) and to the extent permitted by the Applicable Law, the Senior Representative of ASCENTAGE shall have the final decision-making authority on such matter to the extent the matter that is the subject of the dispute relates solely to (x) the Development of the Licensed Molecules or the Licensed Products, or (y) the pricing of the Licensed Products (including the principles of discount and pricing-related compensations).

Notwithstanding the foregoing, neither Party shall have final decision-making authority under this Section 6.1(e) for any matter that the other Party reasonably believes would likely have or result in the relevant costs or expenses exceed or to exceed the relevant budget mutually agreed in writing by the Parties.

(f)            Limitations on Authority of JSC. The JSC will have sole authority with respect to the responsibilities assigned to such committee in this Agreement. The JSC shall not have any authority to (and so that each Senior Representative through his or her decision-making authority in Section 6.1(e) (Decision-making of JSC) may not):

(i)            amend, modify or waive compliance with any term of this Agreement, including taking an action specified to require the mutual agreement or mutual consent of the Parties;

(ii)           require a Party to pay any costs or expenses incurred by the other Party not specified in this Agreement or above any amount specified for an activity (if so specified);

(iii)          assign to a Party or otherwise obligate a Party to conduct any duties not specified in this Agreement (including in any Development Plan or commercialization plan); or

(iv)          determine whether or not a breach of this Agreement has occurred.

6.2.         Joint Development Committee.

(a)            Establishment of the JDC. The Parties will establish a separate committee to review, coordinate and oversee the Development of all Licensed Products in the Territory and to coordinate the Parties’ activities under this Agreement with respect to the Development of all of such Licensed Products (such committee, the “Joint Development Committee” or “JDC”). Within thirty (30) days after the Effective Date, each Party shall appoint three (3) representatives to the JDC, each of which shall have sufficient seniority and relevant expertise to make decisions within the scope of the JDC’s responsibilities. Each Party shall designate to be a member of the JDC at least one (1) representative from its regulatory department and one (1) representative from its clinical development department. The JDC may change its size from time to time by mutual consent of the Parties; provided that, the JDC will consist at all times of an equal number of representatives of each of ASCENTAGE and INNO. Each Party may at any time replace any one (1) or more of its JDC representatives upon written notice to the other Party. A member of the JDC may also be a member of another subcommittee of the JSC if so desired by the Party who appoints such member(s). Neither Party shall have the right to remove any member of the JDC appointed by the other Party.

(b)            Co-Chairpersons of JDC. Each of ASCENTAGE and INNO will select from their representatives to the JDC a co-chairperson for the JDC, and each Party may change its designated co-chairperson from time to time upon written notice to the other Party. Each of the co-chairpersons of the JDC will be responsible for calling meetings, preparing and circulating an agenda and relevant materials to the other members of the JDC at least five (5) Business Days in advance of each meeting, casting any votes on behalf of Party at a JDC meeting, and within five (5) Business Days after conclusion of such JDC meeting, preparing and issuing minutes of the meeting. Such minutes shall be deemed agreed if no rejection has been received within ten (10) Business Days after the issuance of the minutes. The minutes should include any matters presented to the JDC for a vote and the vote cast by each of the chairpersons on behalf of a Party’s members of the JDC.

(c)            JDC Responsibilities. The JDC shall be responsible for the following items as they relate to its applicable Licensed Molecule and corresponding Licensed Products in the Territory:

(i)            coordinating the initial transfer of ASCENTAGE Know-How from ASCENTAGE to INNO;

(ii)           creating, reviewing and approving the Development Plan, including all material updates, amendments, modifications, and waivers of provisions thereof by consensus of all of its members;

(iii)           reviewing and evaluating the progress of the Development and regulatory strategies and Development Plans for each Development program, including without limitation all health, safety and quality concerns;

(iv)           oversight, review and coordination of the Development strategy, Development Plan, regulatory activities and budget for the Development of the applicable Licensed Product, provided that, any proposed budget overage that is more than ten percent (10%) will need to be approved by the JSC, and without such approval such overages will be borne by the Party with operational control over the relevant activities;

(v)            monitoring the progress of work being done under the Development Plan;

(vi)           performing such other Development functions as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement; and

(vii)           creating IIT policy, joint review and approval of the IIT plan and budget.

(d)            JDC Meetings. The JDC will hold meetings (either in-person or by teleconference, videoconference or some other electronic means) at such times and places as the co-chairpersons of that JDC may reasonably determine, provided that, unless the Parties agree otherwise, each JDC will meet at least once per Calendar Quarter in person or by teleconference, videoconference or some other electronic means. At each JDC meeting, the presence of at least one (1) member designated by each Party shall constitute a quorum. Each Party will bear its own costs associated with attending meetings. Each Party may from time to time invite a reasonable number of participants (including compliance personnel), in addition to its representatives, to attend JDC meetings in a non-voting capacity. Each individual attending any JDC meeting hereunder (whether as a JDC member or invitee) shall be bound by written non-use, non-disclosure terms and conditions at least as restrictive as those set forth in this Agreement with respect to the Confidential Information of the other Party (for clarity, this may be through employment agreements with such individuals).

(e)            Decision-making of JDC. The members of the JDC will discuss all matters reasonably and consider the other Party’s views in good faith and attempt to make all decisions of the JDC by consensus of both Parties. When voting on any matter properly before the JDC, each Party shall have one (1) vote cast by its respective chairperson of the JDC. If the JDC is not able to reach consensus with respect to a particular matter (as demonstrated by the same vote by each of the Parties’ respective chairpersons), and the JDC is unable to resolve the dispute after endeavoring for fifteen (15) Business Days to do so, then either Party’s chairperson may, by written notice to the other Party’s chairperson and the JSC, refer such matter to the JSC for discussion and resolution in accordance with Section 6.1(e) (Decision-making of JSC) above.

6.3.         Joint Commercialization Committee.

(a)            The Parties will establish a separate committee to review, coordinate and oversee the Commercialization of all Licensed Products in the Territory and to coordinate the Parties’ activities under this Agreement with respect to the Commercialization of all of such Licensed Products (such committee, the “Joint Commercialization Committee” or “JCC”). Within thirty (30) days after the Effective Date, each Party shall appoint three (3) representatives to the JCC, each of which shall have sufficient seniority and relevant expertise to make decisions within the scope of the JCC’s responsibilities. The governance and decision-making of the JCC shall mirror the governance and decision-making of the JDC.

(b)            JCC Responsibilities. The JCC shall be responsible for the following items as they relate to the Licensed Products in the Field in the Territory:

(i)            reviewing the Commercialization Plans and evaluating the progress of the Commercialization activities for each Licensed Product under such Commercialization Plans;

(ii)            reviewing and approving the compliant promotional materials;

(iii)            performing such other functions as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement; and

(iv)            setting up a distribution committee under the JCC, which will be the governance body to review key performance indicators (KPIs), resolve disputes, make decisions and agree on matters related to distribution activities under this Agreement, including without limitation the selection of distributors.

(c)            Decision-making of JCC. The members of the JCC will discuss all matters reasonably and consider the other Party’s views in good faith and attempt to make all decisions of the JCC by consensus of both Parties. When voting on any matter properly before the JCC, each Party shall have one (1) vote cast by its respective chairperson of the JCC. If the JCC is not able to reach consensus with respect to a particular matter (as demonstrated by the same vote by each of the Parties’ respective chairpersons), and the JCC is unable to resolve the dispute after endeavoring for fifteen (15) Business Days to do so, then either Party’s chairperson may, by written notice to the other Party’s chairperson and the JSC, refer such matter to the JSC for discussion and resolution in accordance with Section 6.1(e) (Decision-making of JSC) above.

6.4.         Alliance Managers. Each Party shall appoint one (1) representative (director level or above) who possesses a general understanding of this Agreement and of Development and Commercialization issues to act as the Party’s alliance manager (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a central point of contact between the Parties to enable a successful collaboration between the Parties and to facilitate the flow of information and resolution of disputes that may arise. All requests for support or information from one Party to the other will be routed through and managed by the Alliance Manager in order to minimize disruption to both Parties. Alliance Managers shall be active participants and attend meetings of the JSC and, as appropriate or requested, the JDC and JCC (and will help set agendas and facilitate meetings, but will not be the chairman, secretary or a voting member of any subcommittee). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

7.	FINANCIAL TERMS

7.1.         Upfront Payment. As consideration of ASCENTAGE’s services performed in discovering and developing the Licensed Molecule up to the Effective Date, INNO shall pay to ASCENTAGE a one-time and nonrefundable upfront fee of US$30,000,000 in cash. INNO will make such payment to ASCENTAGE within fifteen (15) days after the Effective Date, subject to INNO’s receipt of a corresponding invoice from ASCENTAGE.

7.2.         Development and Regulatory Milestone Payments. Subject to the terms and conditions of this Agreement, INNO shall pay to ASCENTAGE the following one-time, non-refundable and non-creditable milestone payment within fifteen (15) days after receipt of reasonably sufficient documentation proving that the corresponding milestone event has been achieved, together with a corresponding invoice from ASCENTAGE notifying INNO that the corresponding milestone event has first been achieved:

Licensed Product Milestone Event	Milestone Payment
(1) Obtaining the [***] (regardless of whether it is a [***]) in the Territory	[***]

(2) Obtaining the [***] (regardless of whether it is a [***]) in the Territory	[***]

(3) Obtaining the [***] (regardless of whether it is a [***]) in the Territory	[***]

For the avoidance of doubt, each of the milestone payments set forth above in this Section 7.2 shall be payable only one time, upon the first occurrence of the event, regardless of the number of milestones achieved.

7.3.         Commercial Milestone Payments. INNO shall pay to ASCENTAGE the one-time, [***] (but subject to Section 2.4(b)) milestone payments set forth in the table below after the first achievement of each milestone event described below:

Commercial Milestone	Milestone Payment
The [***] of a Calendar Year (the “[***]”) of [***] Licensed Product in the Field in the Territory [***]	[***]

The [***]of all Licensed Products in the Field in the Territory exceeding [***]	[***]

The [***]of all Licensed Products in the Field in the Territory exceeding [***]	[***]

The [***]of all Licensed Products in the Field in the Territory exceeding [***]	[***]

Within fifteen (15) days after the date on which any milestone event set forth above in this Section 7.3 for which a milestone payment is payable is achieved, the JCC shall deliver a written notice to both Parties of such achievement, and INNO shall pay to ASCENTAGE the corresponding milestone payment within fifteen (15) days after receipt of a corresponding invoice from ASCENTAGE. For clarity, (i) each of the above milestone payments shall be payable only once regardless of the number of times such milestone event is achieved, and (ii) if more than one of the above milestones are achieved in the same year, all such achieved milestones will be paid for that same year. For example, if the [***] achieve [***], INNO will pay for both the [***] and [***] milestones.

7.4.         Profit Sharing.

(a)            General. Profit shall be equally shared by the Parties for the Licensed Product sold by INNO, ASCENTGE and their respective Affiliates and sublicensees in the Field in the Territory (namely, 50% of the Profit allocated to ASCENTAGE and 50% of the Profit allocated to INNO) (the “Profit Sharing Payment”). The Parties will present [***] (defined below) to the JCC providing quarterly total Commercialization [***], as compared with the JCC [***] and Commercialization Budget.

(b)            Profit Sharing Term. Profit shall be [***] pursuant to Section 7.4(a) on a [***] and [***] basis from the First Commercial Sale of a Licensed Product in the Territory until the last to occur of: (a) expiration of the last-to-expire Valid Claim of the ASCENTAGE Patents Covering such Licensed Product in such Region; or (b) ten (10) years from the First Commercial Sale of such Licensed Product in such Region (the “Profit Sharing Term”). For the avoidance of doubt, unless both Parties otherwise agreed in writing, [***], the Profit of the Licensed Products occurred after the termination or expiration of this Agreement shall no longer be paid [***].

(c)            Profit Sharing Conditions. The calculation and sharing of the Profit under this Section 7.4 shall be subject to the following conditions:

(i)            the Profit [***] only once with respect to each Licensed Product, without regard to whether there is more than one Valid Claim Covering such Licensed Product;

(ii)           no Profit [***] upon the sale or other transfer of the Licensed Products among a Party and its Affiliates so long as such Affiliate resells the Licensed Products, but in such cases the Profit shall be calculated upon such Party’s or its Affiliate’s Profit of Licensed Product to the first independent Third Party; and

(iii)          no Profit [***] on the [***] of Licensed Product in reasonable quantities by a Party or its sublicensees as part of an [***], for [***], as [***], or as [***] upon both Parties’ agreement; provided that, in each case, neither such Party nor its sublicensees receives any [***] for such Licensed Product.

(d)            Profit Sharing Reductions. Notwithstanding anything to the contrary in this Agreement, on a [***] basis, if, as a result of (a) the expiration of the last-to-expire Valid Claim of the ASCENTAGE Patents covering such Licensed Product in such Region or (b) the [***] in such Region, a Commercialization of a Generic Product occurs in a Region, then the applicable Profit sharing ratio set forth in Section 7.4(a) shall be adjusted such that INNO shall be [***] and ASCENTAGE shall be [***]. For the purpose of this Agreement, “Generic Product” shall mean, with respect to a particular Region and a Licensed Product, any pharmaceutical product (including but not limited to a “generic product”, “biogeneric”, “follow-on biologic”, “follow-on biological product”, “follow-on protein product”, “similar biological medicinal product” or “biosimilar product”) that (a) [***]; (b) is [***] (i) [***] in the applicable Territory or (ii) [***] that meets [***] (including but not limited to a determination that the [***], [***] or other term of similar meaning, with respect to such Licensed Product) [***] in the applicable Territory; and (c) is [***].

7.5.         Manner of Payments; Payments by Affiliates. All payments to be made hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds to such bank account as shall be designated by the recipient. From time to time, the Party making a payment under this Agreement (the “Payor”) may request the Party receiving such payment (the “Payee”) to have one or more of the payments due from the Payor hereunder made by an Affiliate of the Payor on behalf of or otherwise in satisfaction of an amount due from the Payor. If so requested by the Payor, the Payee will not unreasonably withhold, condition or delay consent to such request so long as the Payor and its designated Affiliate confirm in writing at such time that the payment(s) that is/are the subject of such request is/are subject to Section 7.8 (Taxes) as if the Affiliate were the “Payor” therein. The Parties shall, from time to time, use their respective Commercial Reasonable Efforts to discuss and adjust the manner of payments to protect the mutual interest of both Parties, and also to satisfy any statutory or compliance requirements.

7.6.         Sales Reports and Profit-Sharing Payments. Within fifteen (15) Business Days after the end of each Calendar Quarter, each Party shall submit to the JCC a report stating on a Licensed [***] and [***] basis [***] of the Licensed Product in the applicable Calendar Quarter in such Party’s Covered Cities for the purpose of calculating the Profit Sharing Payment by the JCC. Within fifteen (15) days of its receipt of the foregoing reports from both Parties, the JCC shall prepare and issue a sales report (a “Sales Report”) stating on a [***] and [***] basis: (a) the [***], the [***] and the Profit of the Licensed Product in the Territory, (b) a calculation of the amount of the Profit Sharing Payment payable by one Party to the other Party for the applicable Calendar Quarter, and (c) the [***], if any, required by Applicable Law to be deducted with respect to the Profit Sharing Payment and the [***] determined under Section 7.8 (Taxes). Any Profit-Sharing Payments due under this Agreement will be calculated and reported for each Calendar Quarter and will be paid within forty-five (45) days after the issuance of the applicable Sales Report by the JCC for such Calendar Quarter, subject to the Payor’s receipt of a corresponding invoice from the Payee.

7.7.         Currency Exchange. With respect to any payment invoiced in a currency other than Dollars, such payment shall be expressed in the domestic currency of the entity making the sale and converted to Dollars using the closing exchange rate published by the State Administration of Foreign Exchange of the PRC (http://www.safe.gov.cn/safe/rmbhlzjj/index.html) on the last Business Day of the last Calendar Month to which such payment pertains.

7.8.          Taxes.

(a)         Taxes on Income. Except as otherwise provided in this Section 7.8, all payments made under this Agreement shall be free and clear (exclusive of) of any and all taxes, duties, levies, fees or other charges required by Applicable Law, except for withholding taxes. Except as otherwise provided in this Section 7.8, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b)         Withholding Taxes. Where any sum due to be paid to a Party hereunder is subject to any withholding tax under Applicable Law of a particular Region in the Territory, the Parties shall use Commercially Reasonable Efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax under Applicable Law in such Region, the paying Party shall deduct any withholding taxes from payment and pay such withholding or similar tax to the appropriate Regulatory Authority in such Region, deduct the amount paid from the amount due to the receiving Party and secure and send to the receiving Party the available evidence of such obligation together with proof of payment. To the extent that the Payor is required to deduct and withhold Taxes on any payments under this Agreement, the Payor shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and the Payor shall promptly provide the Payee with the relevant receipts issued by the applicable governmental authority with respect to such deduction or withholding.

(c)         VAT. To the extent any value-added tax (including, for greater certainty, any goods and services tax, harmonized sales tax and any similar provincial sales tax) (“VAT”) is required by Applicable Law to be withheld from any amounts payable to the Payee under this Agreement or any other agreement herein, such amounts payable shall be reduced by the amount of VAT withheld, which shall be treated as paid to the Payee in accordance with this Agreement. The Payee shall cooperate, to the extent reasonably required, with the filing of any such VAT tax returns. If the Payee determines that it is required to report any such tax, the Payor shall promptly provide the Payee with applicable receipts and other documentation necessary for such report.

(d)            Audit Rights. Each Party (the “Audited Party”) shall keep and maintain and procure its Affiliate and sublicensees to keep and maintain for at least seven (7) years (or otherwise for a longer period if required by the Applicable Law) complete and accurate records in sufficient detail to allow confirmation of any [***] and [***] made hereunder. Upon the written request of the other Party (the “Auditing Party”) and not more than once in each Calendar Year, the Audited Party shall permit an independent certified public accounting firm of internationally-recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party, at the Auditing Party’s expense, to have access, with not less than thirty (30) days’ notice, during normal business hours, to the records of the Audited Party, its sublicensees and its Affiliates as may be reasonably necessary to verify the accuracy of the determination of [***], [***], and any [***] hereunder for any Calendar Year ending not more than twelve (12) months prior to the date of such request. The accounting firm will be instructed to provide its audit report first to the Audited Party and will be further instructed to redact any Confidential Information of the Audited Party not relevant to verifying the determination of [***], and any [***] hereunder for any Calendar Year prior to providing that audit report to the Auditing Party. The accounting firm’s audit report shall state whether the applicable report(s) is/are correct or not, and, if applicable, the specific details concerning any discrepancies. No other information shall be shared. If such accounting firm concludes that additional monies were owed by the Audited Party to the other, the Audited Party shall pay the additional monies within thirty (30) days of the date the Audited Party receives such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the Auditing Party; provided if an error in favor of the Auditing Party of [***] is discovered, then the Audited Party shall pay the reasonable fees and expenses charged by such accounting firm. Any audit reports provided hereunder shall be the Confidential Information of the Audited Party.

8.	INTELLECTUAL PROPERTY

8.1.          Ownership of ASCENTAGE Intellectual Property. Subject to Sections 8.2, 8.3 and 8.4, ASCENTAGE shall remain the sole and exclusive owner of all rights, title and interest on and to any and all ASCENTAGE Patents, ASCENTAGE Know-How, ASCENTAGE Trademarks, and other Intellectual Property Rights in connection with the Licensed Product anywhere in the world.

8.2.          Ownership of INNO Intellectual Property. Notwithstanding anything to the contrary herein, INNO shall remain the sole and exclusive owner of all rights, title and interest on and to any and all INNO Intellectual Property and any Intellectual Property Rights solely and independently generated, developed, conceived or reduced to practice by or on behalf of INNO, its Affiliates and Sublicensees (including their respective employees, agents, contractors and subcontractors).

8.3.          Developed Technology. The Parties agree that there is no intent to conceive, create, develop or otherwise reduce to practice any Intellectual Property Rights under this Agreement. In the event that INNO or any of its Affiliates (or any employees, contractors, agents and subcontractors of any of the foregoing) conceives, creates, develops or otherwise reduces to practice in connection with its activities under this Agreement, regardless of whether such conception, creation, Development or reduction to practice is done independently by or on behalf of INNO or jointly with ASCENTAGE or any Third Parties: any improvements, derivatives or other modifications (including any new Patents) solely to such Licensed Patents Rights for the Licensed Product in the Territory (“Developed Technology”), INNO shall promptly notify and disclose to ASCENTAGE such Developed Technology after the conception, creation, reduction to practice or discovery thereof. The Parties hereby agree, to the fullest extent permitted by Applicable Law, as and between the Parties, ASCENTAGE shall be the sole and exclusive owner of all right, title and interest in and to the Developed Technology throughout the world. To the extent necessary for INNO to perform its obligation under this Agreement, INNO shall have the right to use the Developed Technology in connection with its performance of this Agreement at no additional cost to INNO.

8.4.          Ownership of Data. ASCENTAGE shall own any and all Data (“ASCENTAGE Data”) generated by or on behalf of either Party or any of its respective Affiliates, licensees, sublicensees or Subcontractors, including any of their respective employees, agents and contractors (whether solely or jointly with any other entity or person) during the research, Development, regulatory activities and Commercialization of the Licensed Products, provided that INNO shall have access to the ASCENTAGE Data for the sole purpose of necessarily performing INNO’s obligations under this Agreement at no additional cost.

8.5.          Joint Developed Technology and Data. Notwithstanding the foregoing Section 8.3 and 8.4, if the Parties decide to jointly conduct combination studies, fixed dose combination or other similar Development activities for new indications or products, the Parties shall negotiate in good faith in terms of the ownership of the Developed Technology and the Data, development plan, and development cost sharing.

8.6.          Patent Enforcement.

(a)            Notice. If any Party learns of an infringement or threatened infringement by a Third Party of any Patent in the Territory that Covers the Licensed Molecule or any Licensed Product or any actual or threatened proceeding by a Third Party that does or is expected to require a Defense of any Patent in the Territory that Covers the Licensed Molecule or any Licensed Product, then such Party will notify the other Party promptly and will provide such other Party with available evidence of such infringement (provided neither Party will be required to share privileged information or attorney work product), if applicable. Following such notification, the Parties will confer.

(b)            Enforcement and Defense of INNO Patents. As between the Parties, INNO will have the sole right (but not the obligation) to threaten, institute, maintain, and control any action or proceeding regarding any infringement or Defense of any INNO Patent, at the sole costs and expense of INNO, using counsel of its own choice, in INNO’s own name and under INNO’s direction and control. INNO shall have the right to retain all awards, damages, amounts paid in settlement or other recoveries resulting from such activities.

(c)            Enforcement and Defense of ASCENTAGE Patents.

(i)            As between the Parties, ASCENTAGE will have the sole right to threaten, institute, maintain, and control any action or proceeding regarding any infringement or Defense of any ASCENTAGE Patent, at the sole costs and expense of ASCENTAGE. ASCENTAGE shall have the right to retain all awards, damages, amounts paid in settlement or other recoveries resulting from such activities.

(ii)            If a Third Party infringes an ASCENTAGE Patent in the Territory through the distribution, use, sale or offer for sale of a Competing Product in or for the Territory (the “Competing Product Infringement”), and if ASCENTAGE fails to do either of the following (x) causing such Third Party to cease such distribution, use, sales and offers for sale of the Competing Product within one hundred and twenty (120) days after notice of the Competing Product Infringement by INNO to ASCENTAGE, and (y) initiating a lawsuit against such Competing Product Infringement within such 120-day period, then INNO shall have the right (but not the obligation) to threaten, institute, maintain control and settle (in a manner not in violation of any other provision of this Agreement) any negotiations, action or proceeding regarding any enforcement of any claim of any ASCENTAGE Patent issued in the Territory that Covers the Competing Product Infringement. Any awards, damages, amounts paid in settlement or other recoveries resulting from such activities shall be used first to reimburse INNO’s costs and expenses, including attorneys’ fees, incurred in connection with such enforcement or Defense, then ASCENTAGE’s costs and expenses incurred in connection with such enforcement or Defense, and any remainder of such awards, damages, amounts or other recoveries shall be shared equally between INNO and ASCENTAGE.

(d)            Cooperation. At the request and expense of the Party bringing an action under Section 8.6(b) (Enforcement and Defense of INNO Patents) or 8.6(c) (Enforcement and Defense of ASCENTAGE Patents), the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required to give the other Party standing to sue. The Party who does not Control any such Patent shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the relevant Patents without the prior written consent of the other Party.

8.7.         Defense of Claims Brought by Third Parties. Subject to ARTICLE 12 (INDEMNITY), if a claim is brought by a Third Party alleging infringement of a Patent of such Third Party by the Development, Manufacture or Commercialization of the Licensed Molecule or Licensed Products in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party and provide the other Party with all reasonable details of such Infringement to its knowledge. The Parties shall agree on how best to mitigate or control the defense of any such legal proceeding and whether to enter into a common interest agreement wherein such Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. Each Party shall be entitled to represent itself in any litigation to which it is a party, at its own expense, unless otherwise agreed upon by the Parties or as otherwise set forth in this Agreement or such common interest agreement.

8.8.         Trademarks. As between the Parties, ASCENTAGE shall select and own the Trademarks to be used in connection with INNO’s Commercialization of Licensed Products in the Territory (“ASCENTAGE Trademarks”), and ASCENTAGE shall have the first right to register and maintain the ASCENTAGE Trademarks at the competent authority in the Territory. If ASCENTAGE fails to register or maintain any ASCENTAGE Trademark, INNO shall have the right to file application of and maintain the registration of such ASCENTAGE Trademark and to defend against any third party’s challenge including, without limitation, filing of invalidation trial, in which case ASCENTAGE shall reimburse INNO for all of the costs and fees incurred by INNO in relation to filing application of, maintaining and defending the registration of the ASCENTAGE Trademarks.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1.         Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date of this Agreement:

(a)            It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

(b)            It has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(c)            The execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized;

(d)            This Agreement is legally binding and enforceable on such Party in accordance with its terms; and

(e)            The performance of this Agreement and relevant transaction documents contemplated hereunder by it does not create a breach or default under any other agreement to which it is a Party nor a violation of any Applicable Law.

9.2.         ASCENTAGE Representations and Warranties. ASCENTAGE represents and warrants to INNO that, as of the Effective Date of this Agreement:

(a)            ASCENTAGE (i) has sufficient, sole and exclusive legal and/or beneficial title or ownership, free and clear from any mortgages, pledges, liens, security interests, encumbrances, charges or claim of any kind, of and to the ASCENTAGE Intellectual Properties to grant the License; and (ii) has not granted any right to any Third Party with respect to the ASCENTAGE Intellectual Properties that would conflict with the License or rights granted to INNO hereunder; Exhibit B contains a complete and accurate list of all ASCENTAGE Know-How and ASCENTAGE Patents;

(b)            ASCENTAGE has not received any written or oral notice that any Third Party has taken any action before any applicable patent office or any court or arbitration tribunal or Governmental Authority, claiming ownership or license of any ASCENTAGE Intellectual Properties;

(c)            ASCENTAGE has not received any written or oral notice from any Third Party asserting that any ASCENTAGE Patent is invalid or unenforceable;

(d)            no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or, to the knowledge of ASCENTAGGE, threatened with respect to any ASCENTAGE Patent; and none of the ASCENTAGE Patents existing as of the Effective Date has been adjudged, in a final and non-appealable decision, invalid, unenforceable or unpatentable by any Governmental Authority of competent jurisdiction;

(e)            ASCENTAGE has not received any written or oral notice from any Third Party asserting or alleging that (i) any ASCENTAGE Intellectual Properties or any research, Development, Manufacture or Commercialization of a Licensed Product by ASCENTAGE prior to the Effective Date infringed or misappropriated the intellectual property rights of any Third Party, or (ii) the Development, Manufacture or Commercialization of any Licensed Product in the Territory would infringe or misappropriate the intellectual property rights of any Third Party;

(f)            to the knowledge of ASCENTAGE, no Third Party is infringing or has infringed any ASCENTAGE Intellectual Properties;

(g)            all maintenance fees, annuity payments, and similar payments relating to the ASCENTAGE Patents have been made, and during the Term will be made, in a timely manner. Prior to the Effective Date, ASCENTAGE has not taken action or failed to undertake an action in connection with filing, prosecuting and maintaining the ASCENTAGE Patents set forth in Exhibit B in violation of any Applicable Law;

(h)            ASCENTAGE has complied with all Applicable Law in all material aspects in connection with the prosecution of the ASCENTAGE Patents, including the duty of candor owed to any patent office pursuant to such Laws;

(i)            ASCENTAGE has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to INNO under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to INNO under this Agreement, or that would otherwise materially conflict with or adversely affect INNO’s rights under this Agreement; and

(e)            as of the Effective Date, except for the rights granted to ASCENTAGE under the agreements as disclosed in Exhibit D (the “Third Party In-License Agreements”), neither ASCENTAGE nor any of its Affiliates requires any other rights to be granted by any Third Party for ASCENTAGE to grant the License to INNO under this Agreement. All the Third Party In-License Agreement are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto. There is no default or breach by any party thereto and ASCENTAGE has not received any notice or claim or allegation of default or breach thereof from any party thereto. Under the terms of each of the Third Party In-License Agreements, ASCENTAGE has the right to sublicense all rights under the relevant ASCENTAGE Intellectual Properties licensed therein to ASCENTAGE that are necessary for ASCENTAGE to grant the License to INNO under this Agreement.

(f)            Notwithstanding anything in this Agreement to the contrary, to the maximum extent permitted by the Applicable Laws, in case ASCENTAGE violates the Representations and Warranties under this Section 9.2, ASCENTAGE’s entire aggregate liability under this Section 9.2 shall not exceed two (2) times of the aggregate amount of the payment obligations of INNO under this Agreement, provided that the foregoing limitation of liability shall not apply in the case of fraud, willful misconduct or negligence.

9.3.         Covenants. In addition to any covenants made by each Party elsewhere in this Agreement, each Party hereby covenants to the other as follows:

(a)            As of the Effective Date, neither Party has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority. Neither Party has been sanctioned, suspended, excluded or otherwise declared ineligible from any Regulatory Authority healthcare program. Each Party as of the Effective Date does not use and will not knowingly, during the Term, employ or use the services of any person who is debarred or disqualified by a Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority. In the event that one Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party with respect to any activities relating to the Licensed Molecule or the Licensed Products, such Party will immediately notify the other Party in writing and will cease employing, contracting with, or retaining any such person;

(b)            Each Party will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, nor will such Party directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of such Party’s obligations under this Agreement;

(c)            Each Party has in place an anti-corruption and anti-bribery policy and in connection with the performance of its obligations under this Agreement, each Party shall comply and shall cause its and its Affiliates’ employees to comply with such Party’s policy;

(d)            Each Party shall, and shall ensure that its Affiliates and Sublicensees and its and their respective employees and contractors will, not cause the other Party to be in violation of the FCPA, Export Control Laws, or any other Applicable Law, including any other applicable anti-corruption and anti-bribery laws, in connection with the performance of obligations under this Agreement; and

(e)            Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Law, including any other applicable anti-corruption and anti-bribery laws, in connection with the performance of its obligations under this Agreement.

10.	CONFIDENTIALITY

10.1.        Nondisclosure and Non-Use. Each Party agrees that, for so long as this Agreement is in effect and for a period of ten (10) years thereafter, a Party (the “Receiving Party”) receiving or possessing Confidential Information of the other Party (the “Disclosing Party”) shall, and shall cause its Affiliates, sublicensees and Subcontractors, and its and their respective employees, consultants, contractors, agents and other representatives (“Representatives”), to, (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value (but no less than reasonable care), (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement, including in connection with exercising its rights or fulfilling its obligations under this Agreement (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under ARTICLE 2 (LICENSES) hereof). Each Receiving Party shall be responsible for any breach of these obligations by any of its Representatives to which it discloses or provides access to any Confidential Information of the Disclosing Party. Each Receiving Party shall take all reasonable action under Applicable Law to enforce the confidentiality obligations hereunder against any of its Representatives to which it discloses or provides access to any Confidential Information of the Disclosing Party. In the event of any conflict between this ARTICLE 10 and the provisions of the Mutual Confidential Disclosure Agreement between the Parties dated March 15, 2021, this ARTICLE 10 shall control.

10.2.        Exceptions. The obligations in Section 10.1 (Nondisclosure and Non-Use) shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(a)            was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; or

(b)            was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; or

(c)            became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d)            is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; or

(e)            has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party as demonstrated by documented evidence prepared contemporaneously with such independent development.

10.3.        Authorized Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)            preparing, filing or prosecuting Patents; preparing, filing or prosecuting Regulatory Materials with respect to obtaining and maintaining Regulatory Approval of the Licensed Products; and prosecuting or defending litigation, provided that reasonable measures shall be taken to assure confidential treatment of such information;

(b)            making disclosure in response to an order of a court of competent jurisdiction or other Regulatory Authority or any political subdivision or regulatory body thereof of competent jurisdiction; provided that, the Receiving Party shall first have, if reasonably possible, given notice to the Disclosing Party and give the Disclosing Party, at such Disclosing Party’s own expense, a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or Regulatory Authority or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information which is legally required, in the reasonable opinion of legal counsel to the Disclosing Party, to be disclosed in such response to such court or governmental order;

(c)            subject to Section 10.7 (Securities Filings), complying with Applicable Law (including, without limitation, the rules and regulations of any national securities exchange, regulations of the State Administration of Foreign Exchange of the People’s Republic of China, the Hong Kong Stock Exchange, and the State Intellectual Property Office of the People’s Republic of China) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance, provided that the Receiving Party shall promptly notify the other Party of such required disclosure so that the Disclosing Party can seek a protective order or other appropriate remedies and, at the Disclosing Party’s request and expense, reasonably assist the Disclosing Party in seeking such protective order or other reasonable remedies; and

(d)            disclosure (a) in connection with the performance of this Agreement and solely on a “need to know basis”, to Representatives; or (b) solely on a “need to know basis” to potential or actual investment bankers, consultants, advisors, investors, partners, subcontractors, lenders, or acquirers; each of whom in the case of clause (a) or (b) prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this ARTICLE 10 (Confidentiality).

10.4.        Terms of this Agreement. The Parties acknowledge that the terms and conditions of this Agreement shall be treated as Confidential Information of both Parties.

10.5.        Patient Information. The Parties shall abide (and cause their respective Affiliates and Sublicensees to abide), and take (and cause their respective Affiliates and Sublicensees to take) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law in the applicable Region concerning the confidentiality or protection of patient identifiable information and other patient protected health information.

10.6.        Ownership of Confidential Information. The Receiving Party agrees that it shall not receive any right, title or interest in, or any license or right to use, the Disclosing Party’s Confidential Information (including, without limitation, all copies, extracts and portions thereof) or any intellectual property rights therein, by implication or otherwise, except as expressly and specifically permitted herein. All rights relating to the Disclosing Party’s Confidential Information that are not expressly granted hereunder to the Receiving Party are reserved and retained by the Disclosing Party.

10.7.        Securities Filings. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) and other required documents and materials with the Hong Kong Stock Exchange or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use commercially reasonable efforts to seek confidential treatment for the terms proposed to be redacted and file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.

10.8.        Publications.

(a)            The JDC shall establish procedures for determining when publications, scientific presentations and the like relating to the Licensed Products are appropriate and providing for review by the Parties of any publications to protect Confidential Information. The appropriateness of all publications relating to the Development, or Commercialization of Licensed Products shall be determined by the JSC.

(b)            The Parties acknowledge the importance of supporting each other’s efforts to publish, publicly present, and/or submit for written or oral publication a manuscript, abstract or the like that includes information relating to the Licensed Molecule or any Licensed Product (“Disclosures”) for use in the Field in the Territory and other activities in connection with this Agreement, beyond what may be strictly required by the Applicable Law and the rules of a recognized stock exchange, and each Party may make such Disclosures from time to time with the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. Such Disclosures may include achievement of significant events in the Development (including regulatory process) or Commercialization of the Licensed Product for use in the Field in the Territory. When a Party elects to make any such Disclosure under this Section 10.8(b), it will give the other Party reasonable notice to review and comment on such statement, it being understood that if the other Party does not notify the requesting Party in writing within a three (3) Business Day period or such shorter period if required by the Applicable Law of any reasonable objections, as contemplated in this Section 10.8(b), such Disclosure shall be deemed approved, and in any event the other Party shall work diligently and reasonably to agree on the text of any proposed Disclosure in an expeditious manner. The principles to be observed in such Disclosures shall be accuracy, compliance with the Applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of applicable Regulatory Authorities and the need to keep investors and others informed regarding the requesting Party’s business, including as required by the rules of a recognized stock exchange.

10.9.        Publicity. The Parties may issue mutually agreed upon press releases from time-to-time related to this Agreement. Each Party will issue the joint press release attached hereto as Exhibit E (Joint Press Release) promptly after the execution and delivery of this Agreement by both Parties at a time mutually agreed.

11.	TERM AND TERMINATION

11.1.        Term.

(a)            This Agreement shall become effective on the date (the “Effective Date”) that is the later of (i) the date of this Agreement and (ii) the date when the equity purchase agreement in connection with the contemplated equity investment by INNO in ASCENTAGE has been duly executed by the Parties or their designated Affiliates.

(b)            The term (the “Term”) of this Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with the terms hereof or by mutual written consent, shall expire upon the expiration of the Profit-Sharing Term on a Licensed Product-by-Licensed Product and Region-by-Region basis.

11.2.        Early Termination.

(a)            Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party is in material breach of this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within sixty (60) days from the date of such notice.

(b)            Termination for Convenience. At any time, INNO may terminate this Agreement in its entirety or with respect to any one or more of the Licensed Products by providing written notice of termination (the “Termination for Convenience Notice”) to ASCENTAGE, which notice includes an effective date of termination (the “Initial Termination Date”) [***] the date of the Termination for Convenience Notice, provided that (i) if ASCENTAGE is not able to Commercialize the Licensed Product in the INNO Covered Cities by the Initial Termination Date, the [***] of termination under this Section 11.2(b) shall be [***] until ASCENTAGE can Commercialize the Licensed Product in the INNO Covered Cities, provided further that such [***] from the Initial Termination Date; (ii) INNO shall have paid all accrued (as of the date of termination under this Section 11.2(b)) but unpaid milestone payments, Profit shares, and any other compensation payable by INNO to ASCENTAGE under this Agreement, and (iii) if all payments by INNO under this Agreement as of the date of termination under this Section 11.2(b) cannot completely cover ASCENTAGE’s direct Losses (excluding any legal expenses and attorneys’ fees) up through the date of termination under this Section 11.2(b) due to the termination pursuant to this Section 11.2(b) (the “Termination for Convenience Losses”), INNO shall further indemnify ASCENTAGE for such shortfall, provided further that (i) ASCENTAGE shall use Commercially Reasonable Efforts to mitigate such Termination for Convenience Losses, and (ii) INNO shall, during the period from the date of the Termination for Convenience Notice to the date of termination under this Section 11.2(b), use Commercially Reasonable Efforts to assist ASCENTAGE with the transition of the Commercialization of the Licensed Products in INNO’s Covered Cities from INNO to ASCENTAGE (such as providing ASENTAGE with the distribution and other information reasonably necessary for ASCENTAGE to take over the Commercialization of the Licensed Product in INNO's Covered Cities). Notwithstanding anything to the contrary provided in this Agreement, Termination for Convenience Losses shall only include direct Losses and shall not include any indirect or consequential Losses (e.g., loss of profits).

(c)            Termination for Bankruptcy. If either Party makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within ninety (90) days after the filing thereof, the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

(d)            Termination for Product Withdrawal. In the event the Licensed Product or another product containing the Licensed Molecule is withdrawn from the market by a Regulatory Authority in the applicable Region, then any Party may terminate this Agreement with respect to such Region effective immediately upon written notice to the other Party.

11.3.        Effects of Termination.

(a)            License. Upon expiration of this Agreement or termination of this Agreement by INNO pursuant to Section 11.2(a) (Termination for Material Breach) or Section 11.2(c) (Termination for Bankruptcy), only the Commercialization License shall survive on a fully-paid, irrevocable and royalty free basis in the Territory, with the right to sublicense (which shall include the right to further sublicense through multiple tiers of sublicense), and all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 11.3 (Effects of Termination) or in Section 11.4 (Survival). If the Parties mutually agree to terminate this Agreement, the Parties shall negotiate mutually agreeable terms for the continuation of License.

(b)            Transition. Upon expiration or termination of this Agreement, INNO will use Commercially Reasonable Efforts to facilitate an orderly and smooth transition of the Clinical Trials it participates in the Territory under the Development Plan to ASCENTAGE, provided that the Parties shall then discuss in good faith with respect to the details of such transition, including the sharing of the relevant costs.

(c)            Continuous Supply. Upon expiration of this Agreement or termination of this Agreement by INNO pursuant to Section 11.2(a) (Termination for Material Breach) or Section 11.2(c) (Termination for Bankruptcy), the Parties shall mutually agree through a separate agreement that either (i) ASCENTAGE shall continue Manufacturing and supplying the Licensed Products at a price equal to [***] or, (ii) upon the request of INNO, transfer the relevant rights, materials and documents for Manufacturing the Licensed Products to INNO so that INNO can Manufacture and supply the Licensed Products by itself or by a Third Party, in which case ASCENTAGE shall provide all assistance necessary for INNO or the relevant Third Party to Manufacture and supply the Licensed Products.

(d)            Wind Down. To the extent not prohibited by the Applicable Law, and subject to the Parties’ alignment, the Parties shall wind down any Clinical Trials that are underway in respect of any terminated Licensed Product or Licensed Molecule, taking into account of the health and safety of the subjects enrolled therein and the GCP, and the Parties shall provide reasonable and necessary support. In the event that the Agreement is terminated and INNO is Commercializing the Licensed Products under this Agreement, then INNO shall be entitled, and the Commercialization License shall be deemed to survive to the extent necessary for INNO, to wind down the Commercialization activities in an orderly manner, including the right to sell off any remaining inventory.

(e)            Return or Destruction of Confidential Information. Each Party shall return or destroy, at the other Party’s reasonable discretion, the other Party’s Confidential Information.

(f)            Return or Destruction of Materials. Each Party shall promptly return or destroy, at the other Party’s reasonable discretion, the other Party’s materials in such Party’s possession or Control.

(g)            Necessary Regulatory Support. In the event of termination of this Agreement by INNO pursuant to Section 11.2(a) (Termination for Material Breach) or any other termination by a Party, the Parties shall continue to provide any necessary regulatory support as explicitly required by relevant Regulatory Authorities in written regulations or orders in connection with the Licensed Product and the Licensed Molecule, including without limitation, to provide any CMC or Manufacturing-related information of the Licensed Product and the Licensed Molecule as required by relevant Regulatory Authorities, provided that the Party requesting such support shall pay the reasonable direct and indirect costs incurred by the Party providing such support for such regulatory support.

11.4.       Survival.

(a)        Accrued Rights; Remedies. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination, relinquishment or expiration, including the payment obligations under ARTICLE 7 (FINANCIAL TERMS) hereof, and any and all damages or remedies (whether in law or in equity) arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this ARTICLE 11 (TERM AND TERMINATION) are in addition to any other relief and remedies available to either Party under this Agreement and Applicable Law.

(b)        Survival. The rights and obligations of the Parties set forth in the following provisions shall survive the expiration or termination of this Agreement for any reason, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: ARTICLE 1 and EXHIBIT A (DEFINITIONS), ARTICLE 10 (CONFIDENTIALITY), Section 11.3 (Effects of Termination), this Section 11.4 (Survival), ARTICLE 12 (INDEMNITY), ARTICLE 13 (DISPUTE RESOLUTION) and ARTICLE 14 (MISCELLANEOUS).

12.	INDEMNITY

12.1.        Indemnification by INNO. INNO shall indemnify, defend and hold harmless ASCENTAGE, its Affiliates, and its and their respective directors, officers, employees and agents (the “ASCENTAGE Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including, without limitation, reasonable legal expenses and attorneys’ fees (the “Losses”), incurred by any ASCENTAGE Indemnitees resulting from or arising out of, directly or indirectly, the negligence, gross negligence, willful misconduct or breach of this Agreement by INNO, except to the extent that such Losses result from or arise out of any activities set forth in Section 12.2 (Indemnification by ASCENTAGE) for which ASCENTAGE is obligated to indemnify.

12.2.        Indemnification by ASCENTAGE. ASCENTAGE shall indemnify, defend and hold harmless INNO, its Affiliates, and its and their respective directors, officers, employees and agents (“INNO Indemnitees”) from and against any and all Losses, incurred by any INNO Indemnitees resulting from or arising out of, directly or indirectly, (a) the negligence, gross negligence, willful misconduct or breach by ASCENTAGE or its Affiliates of this Agreement, the Supply Agreement, the Pharmacovigilance Agreement or any other relevant transaction documents, (b) any research, Development, Manufacture, and Commercialization of the Licensed Molecule or Licensed Products by ASCENTAGE or its Affiliates, (c) any ASCENTAGE Intellectual Properties, or (d) ASCENTAGE’s failure to acquire any INNO Identified Rights or the terms and conditions or ASCENTAGE’s execution of any license agreement with a Third Party to acquire the INNO Identified Rights regarding the Existing Indications, except in each case to the extent such Losses result from or arise out of any activities set forth in Section 12.1 (Indemnification by INNO) for which INNO is obligated to indemnify ASCENTAGE.

12.3.        Indemnification Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this ARTICLE 12 (INDEMNITY) and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 12.1 (Indemnification by INNO) and 12.2 (Indemnification by ASCENTAGE) to any particular Third Party Claim, the Parties may conduct separate defenses of such claim and reserve the right to claim indemnity from the other in accordance with Sections 12.1 (Indemnification by INNO) and 12.2 (Indemnification by ASCENTAGE) above upon resolution of the underlying claim, notwithstanding the provisions of this Section 12.3 (Indemnification Procedure) requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

12.4.            Warranty Disclaimer. TO THE MAXIMUM EXTENT PERMITTED BY APPLIABLE LAW, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ELSEWHERE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE LICENSED MOLECULE, THE LICENSED PRODUCT, ANY KNOWHOW, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY EXPRESSLY AND SPECIFICALLY DISCLAIMS ALL WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.5.            SUBJECT TO SECTIONS 12.1 AND 12.2, IN NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN TORT (INCLUDING NEGLIGENCE), CONTRACT OR OTHERWISE, FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, LOSS OF REVENUE OR DAMAGES FOR LOST OPPORTUNITIES (WHETHER OR NOT REASONABLY FORSEEABLE AND EVEN IF THE FIRST PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF THE OTHER PARTY INCURRING SUCH LOSS OR TYPE OF LOSS).

12.6.        Mitigation of Loss. Each indemnified Party shall take and shall procure that its Affiliates, agents, directors, officers and employees take all such reasonable steps and action as are reasonably necessary or as the indemnifying Party may reasonably require in order to mitigate any Losses (or potential losses or damages) under this ARTICLE 12 (INDEMNITY). Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

13.	DISPUTE RESOLUTION

13.1.        Choice of Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the PRC without regard to its conflicts of law provisions.

13.2.        Internal Resolution. Other than disputes subject to the final resolution by the JSC or Senior Representatives pursuant to ARTICLE 6 (GOVERNANCE), in the event of any dispute between the Parties relating to or arising out of this Agreement, the formation, construction, breach or termination hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within thirty (30) days, either Party may, by written notice to the other Party, refer the dispute to the Senior Representatives for attempted resolution by good faith negotiation within thirty (30) days after such notice is received.

13.3.        Binding Arbitration. If the Senior Representatives are not able to resolve such disputed matter within thirty (30) days and any Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 13.4 (Excluded Claim) below) shall be finally resolved by arbitration administered by [***] under the arbitration rules of [***] then in force. The Parties agree that:

(a)            The arbitration shall be conducted by a single arbitrator appointed by the [***], who shall be experienced in the pharmaceutical business in the relevant country. The place of arbitration shall be Shanghai, and all proceedings and communications shall be in English, unless otherwise agreed by all Parties involved in such dispute.

(b)            Any Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.

(c)            The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration regardless of the outcome of such arbitration.

(d)            Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of all Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding, based on the dispute, controversy or claim, would have been barred by the applicable statute of limitations.

13.4.        Excluded Claim. As used in Section 13.3 (Binding Arbitration), the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns the scope, validity, enforceability, inventorship or infringement of an Intellectual Property Right. Any Excluded Claim shall be submitted to a court of competent jurisdiction.

14.	MISCELLANEOUS

14.1.        Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

14.2.        Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be delivered by express international courier with tracking capabilities or via email with confirmation by the preceding method and addressed as set forth below unless changed by notice so given:

If to INNO:

[***]

With a copy to:

[***]

If to ASCENTAGE:

[***]

[***]

Any such notice will be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving party) on a Business Day or received on a non-Business Day will be deemed to have been received on the next Business Day. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 14.2 (Notices). This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.3.        Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, civil unrest or intervention of any governmental authority (“Force Majeure”); provided however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution. Notwithstanding anything to the contrary provided herein or otherwise, any epidemic or pandemic (including but not limited to pandemic relating to COVID-19) shall not be deemed to constitute a Force Majeure.

14.4.        Equitable Relief. Each Party acknowledges and agrees that a breach of this Agreement cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, the Parties agree that each Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of such obligations, without the posting of bond or other security. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages.

14.5.        Assignment or Change of Control. Except as otherwise set forth in this Agreement, this Agreement and each Party’s rights, privileges and obligations under this Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided that either Party may assign, without consent but with prior written notice to the other Party, such Party’s rights and obligations, in whole or in part, under this Agreement (i) in connection with a merger, consolidation, or sale of substantially all of the assigning Party’s assets to an unrelated Third Party, (ii) in connection with a Change of Control, or (iii) to an Affiliate of such Party provided that in the case of an assignment by a Party to its Affiliate, if such Affiliate fails to perform its responsibilities under this Agreement, then such Party shall remain liable in all respects under this Agreement notwithstanding any assignment of this Agreement to such Affiliate; provided that, in the event of an assignment described in clause (i) or (ii) above, the non-assigning Party may terminate this Agreement if such Change of Control is conducted with a competitor of the non-assigning Party, which directly or indirectly Commercializes and/or Develops a Competing Product. If the non-assigning Party terminates under the latter situation, due to a conflict of interest to continue, then the assigning Party shall compensate the non-assigning Party for the present value of the asset rights foregone as determined by an independent appraiser engaged by both Parties. For the purpose of this Agreement, a “Change of Control” of a Party occurs upon (i) the closing of a sale of all or substantially all of the assets of such Party to a Third Party in one transaction or series of related transactions, (ii) the closing of a merger or other business combination or transaction that results in a Third Party owning, directly or indirectly, of more than fifty percent (50%) of the voting securities of such Party, or (iii) the closing of a transaction, following which a Third Party acquires direct or indirect ability or power to direct or cause the direction of the management and policies of such Party or otherwise direct the affairs of such Party, whether through ownership of equity, voting securities, beneficial interest, by contract, or otherwise, provided that for the purpose of this Agreement, a Change of Control shall not be deemed to have taken place if such Change of Control transaction involves a reorganization or similar transaction amongst the direct or indirect shareholders or Affiliates of such Party, following which a shareholder or Affiliate of such Party emerges as the direct or indirect owner of more than fifty percent (50%) of the voting securities, or owning all or substantially all the assets of the Party, or acquiring the direct or indirect ability or power to direct or cause the direction of the management and policies of such Party. Any assignee must assume in writing the obligations of the assigning Party to which it is the assignee or successor. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment or transfer of this Agreement not in accordance with this Section 14.5 shall be null and void.

14.6.        Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

14.7.        Waivers. Any term or condition of this Agreement may be waived at any time by the Party or Parties that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. Neither the waiver by any Party of any term or condition of this Agreement nor the failure on the part of any Party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, will be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be a limitation of any other remedy, right, undertaking, obligation or agreement.

14.8.        Independent Contractor. The relationship between the Parties is that of independent contractors. Such Parties are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting parties. Such Parties’ obligations and rights in connection with the subject matter of this Agreement are solely and specifically as set forth in this Agreement, and such Parties acknowledge and agree that neither such Party owes the other any fiduciary or similar duties or obligations by virtue of the relationship created by Agreement.

14.9.        Third Party Beneficiaries. None of the provisions of this Agreement will be for the benefit of or enforceable by any Third Party, including any creditor of a Party. No Third Party will obtain any right under any provision of this Agreement or will by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against a Party.

14.10.     Entire Agreement; Amendments. This Agreement (including all Exhibits attached hereto, which are incorporated herein by reference) (a) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof, (b) constitutes and contains the complete, final and exclusive understanding and agreement of the Parties with respect to the subject matter hereof, and (c) cancels, supersedes and terminates all prior agreements and understanding between the Parties with respect to the subject matter hereof, including the [***]. There are no covenants, promises, agreements, warranties, representations, conditions or understandings with respect to the subject hereof, whether oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

14.11.     Counterparts. This Agreement may be executed in counter-parts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

14.12.     Expenses. Each Party shall bear its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement, including without limitation, any fees and expenses of its attorney or auditor.

14.13.     Construction.

(a)            Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The English language version of this Agreement shall control any interpretations of the provisions of this Agreement.

(b)            Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.

(c)            The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not such phrase is included. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

(d)            Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed or amended, (c) any reference herein to any person shall be construed to include the person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Exhibits of this Agreement, and (f) the word “or” is used in the inclusive sense (and/or).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers to be effective as of the Effective Date.

ASCENTAGE PHARMA GROUP CORP LIMITED

By:	/s/ Dajun Yang

Name: Dajun Yang

Title: CEO and Chairman

Signature Page to Collaboration and License Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers to be effective as of the Effective Date.

GUANGZHOU HEALTHQUEST PHARMA CORP LIMITED

By:	/s/ Dajun Yang

Name: Dajun Yang

Title: CEO and Chairman

Signature Page to Collaboration and License Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers to be effective as of the Effective Date.

INNOVENT BIOLOGICS (SUZHOU) CO., LTD.

By:	/s/ Michael Yu

Name: Michael Yu

Title: CEO, Chairman

Signature Page to Collaboration and License Agreement

Exhibit A

Definition

“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any Person (including attribution from related parties), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.

“Applicable Law” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign.

“ASCENTAGE Intellectual Properties” means ASCENTAGE Know-How, ASCENTAGE Trademarks, ASCENTAGE Patents and ASCENTAGE’s copyrights that are licensed to INNO under this Agreement.

“ASCENTAGE Know-How” means any and all Know-How, to the extent Controlled by ASCENTAGE or its Affiliates as of the Effective Date or at any time during the Term, that is necessary or reasonably useful in connection with the Development and Commercialization of the Licensed Product in the Field in and for the Territory.

“ASCENTAGE Patents” means any pending or issued Patent Controlled by ASCENTAGE or its Affiliates as of the Effective Date or at any time during the Term and Covers (a) the composition of matter of the Licensed Molecule or any Licensed Products; or (b) methods of use, administration or formulation of the Licensed Molecule or any Licensed Products.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in mainland China or Hong Kong (as applicable) are authorized to close.

“Calendar Month” means each of the twelve (12) months of the Calendar Year.

“Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June, September, or December, respectively; provided that, the final Calendar Quarter shall end on the last day of the Term.

“Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that, the final Calendar Year shall end on the last day of the Term.

Exhibit A to Collaboration and License Agreement

“Clinical Trials” means any clinical trial or any other test or study in human subjects, whether sponsor or principal investigator initiated, intended to determine the safety, tolerability, pharmacokinetics, efficacy, pharmacodynamics or benefit/risk analysis of a Licensed Product in human subjects as may be required by the Applicable Law or recommended by a Regulatory Authority to obtain or maintain the Regulatory Approval for a Licensed Product.

“CMC” means chemistry, manufacturing, and control.

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“Commercialization” means any and all activities directed to marketing, Detailing, promotion and securing of pricing and reimbursement of any Licensed Product, whether before or after Regulatory Approval has been obtained, including (a) before obtainment of Regulatory Approval for a Licensed Product: marketing research, preparation of sales force, and preparation of marketing materials for finished goods, (b) after obtainment of Regulatory Approval for a Licensed Product: marketing, promoting, Detailing, market research, customer service, administering and commercially selling Licensed Products, (c)  importing, building inventory, warehousing, distributing, and transporting Licensed Product for commercial sale, (d) sale and distribution of the Licensed Product, (e) other activities required to perform the foregoing in accordance with all Applicable Laws and Regulatory Approvals, and (f) interacting with Regulatory Authorities regarding any of the foregoing Commercialization related matters. “Commercialize” means the performance of any of the foregoing Commercialization activities. To clarify, Commercialization shall exclude any activities related to Manufacturing and Development.

“Commercialization Budget” means the budget adopted in accordance with Section 4.2 for conducting Commercialization activities pursuant to the corresponding Commercialization Plan.

“Commercialization Costs” means (a) all internal and external costs and expenses associated with activities relating to the Commercialization of the Licensed Products in the Territory as set forth in the Commercialization Plan, including Selling Costs, Marketing Costs, Managed Care Costs, Procurement Costs, costs of printing all promotional materials, hosting scientific meetings, sales training, salaries and similar expenses for all activities as appropriate, and all unrecoverable applicable taxes and duties (other than income tax), (b) all costs and expenses related to post-launch Phase IV clinical studies that are not requested or required by the Regulatory Authority in the Territory and not required to maintain Regulatory Approvals in the Territory (for clarity, not including any IIT costs and expenses) (c) all Trademark registration and maintenance costs, (d) all costs for free samples, donations and the costs for patient assistant programs, (e) distribution expenses, (f) all other Commercialization Costs approved by the JCC prior to the adoption of the initial Commercialization Plan and the initial Commercialization Budget, and (g) any other costs that are otherwise mutually agreed by the Parties in writing. For clarity, any of the foregoing costs and expenses that exceed the [***] Commercialization Budget or otherwise agreed by the Parties in writing shall not be deemed as Commercialization Costs and the Party incurring such costs and expenses shall be [***]. For clarity, Commercialization Costs will not include the cost for Development activities.

Exhibit A to Collaboration and License Agreement

“Commercially Reasonable Efforts” means, with respect to activities of each Party contemplated under this Agreement, the reasonable, diligent, good faith efforts commonly used by an entity in the pharmaceutical industry to conduct Development, promotion, Manufacturing or Commercialization activities for a product that is at a similar stage in its lifecycle and is of comparable market potential, profit potential and strategic value as the Licensed Product, taking into account relevant considerations, including issues of safety (including adverse events) and efficacy, product profile, the proprietary position, the then-current competitive environment for such product, the likely timing of the product’s entry into the market, the then-current market penetration, the return on investment potential of such product, the regulatory environment and status of the product, and other relevant scientific, technical and commercial factors, in each case in a manner consistent with the level of effort and expenditure contemplated for such activities, as the case may be, and as measured by the facts and circumstances at the time such efforts are due. Without limiting the foregoing, Commercially Reasonable Efforts requires that a Party, subject to the terms and conditions under this Agreement: (i) timely assign responsibility for such Development, Manufacturing and Commercialization activities to specific employees, contractors, agents, Affiliates, Sublicensees or Subcontractors, as applicable, who are held accountable for the progress with respect to such activities, (ii) monitor such progress on an on-going basis, (iii) set and seek to achieve objectives and timelines for carrying out such Development, Manufacturing and Commercialization activities, as the case may be, and (iv) allocate resources designed to advance the progress with respect to such objectives and timelines.

“Companion Diagnostics” means, with respect to a Licensed Product, (a) a companion diagnostic approved by the applicable Regulatory Authority that provides information essential to the safe and effective use of such Licensed Product or is otherwise necessary for the Regulatory Approval of such Licensed Product, or (b) a complementary diagnostic that provides information helpful to the safe and effective use of such Licensed Product but is not a companion diagnostic referred to in the foregoing provision (a).

“Confidential Information” means, with respect to a Party, all non-public, confidential and proprietary information and materials, including Technology, marketing plans, strategies, and customer lists, in each case, that are disclosed by such Party to the other Party or generated by or on behalf of a Party in connection with the activities conducted under this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by the disclosing Party in oral, written, visual, graphic or electronic form. For clarity, any technical information disclosed at a meeting or the JSC or any other committee established under this Agreement, will constitute Confidential Information unless otherwise specified.

“Control”, “Controlled” or “Controls” means, with respect to any Intellectual Property Rights, Technology or Confidential Information, the ability of a Party, itself or through an Affiliate, whether through ownership or license (other than a license granted in this Agreement) to grant to the other Party or its Affiliates, as applicable, the licenses or sublicenses upon the terms and conditions specified in this Agreement or to otherwise disclose the subject matter of Intellectual Property Rights, Technology or Confidential Information to the other Party without violating the terms of any then-existing agreement with any Third Party or misappropriating such Technology or Confidential Information.

“Cover,” “Covered” or “Covering” means, with reference to a Patent and a product, composition, article of manufacture, or method, that the manufacture, practice, use, offer for sale, sale or importation of the product, composition, article of manufacture, or method, would infringe a Valid Claim of such Patent, or with respect to a Valid Claim of a pending application for Patent, would infringe such Valid Claim if it were issued in the form pending, in each case in the country in which such activity occurs without a license thereto (or ownership thereof).

“Data” means all data, including non-clinical, pre-clinical, analytical data and any other data and information generated or resulted from any activities associated with the Development or Commercialization of the Licensed Molecules or Licensed Products. To clarify, data related to the Licensed Product Manufacturing shall be excluded.

Exhibit A to Collaboration and License Agreement

“Detail” means a face-to-face meeting in an individual or group practice setting (or other method of individual contact if mutually agreed by the Parties), including a hospital setting, between a professional sales representative of the applicable Party, and a healthcare professional licensed or authorized to prescribe drugs, during which a presentation of a Licensed Product’s attributes is presented in a manner consistent with the Agreement, the Applicable Law and industry standards and with the quality of similar presentations made by a Party’s sales representatives for such Party’s other products, if applicable. A Detail does not include a reminder or sample drop made by a sales representative or contacts made at conventions, exhibit booths or speaker meetings. “Detailing” shall mean the act of presenting a Detail.

“Defense” means the defense against any actions to challenge the patentability, validity or enforceability of a Patent, whether as part of a lawsuit, reexaminations, inter partes reviews or post-grant reviews, but excluding typical pre-grant, ex-parte prosecution examination activities by the Patent owner with the relevant patent authority, and “Defend” means to conduct any of the foregoing.

“Development” means, clinical drug or biologic product development activities with respect to a Licensed Product, as well as formulation of Licensed Products for use in Clinical Trials in the Field in and for the Territory and associated test method development and stability testing, toxicology, qualification and validation, Clinical Trials (including Clinical Trials for maintenance of Regulatory Approval), statistical analysis and report writing, the preparation and submission of INDs, NDAs and Regulatory Materials, regulatory affairs with respect to the foregoing, post-marketing approval commitments and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. Development shall not include Manufacturing or Commercialization. “Develop” means the performance of any of the foregoing activities.

“Dollar(s)” or “$” means the legal tender of the United States.

“Existing Indications” means the indications developed or under developing by ASCENTAGE for the Licensed Products upon the signing of this Agreement, including chronic myelogenous leukemia (CML) and gastrointestinal stromal tumor (GIST).

“Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. Seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

“FCPA” means the U.S. Foreign Corrupt Practices Act, as amended.

“FDA” means the U.S. Food and Drug Administration, or any successor agency of the U.S. government with a similar scope of responsibility regarding the regulation of human pharmaceutical products.

“Field” means the treatment, palliation, diagnosis or prevention of human and veterinary oncology diseases.

Exhibit A to Collaboration and License Agreement

“First Commercial Sale” means, with respect to any Licensed Product, the first sale of such Licensed Product by INNO or its Sublicensees to an unrelated Third Party in the Territory after the Regulatory Approval of such Licensed Product has been granted in the Territory.

“FTE” means a total of 1,880 hours of work which is the equivalent of the work of a full-time individual whose compensation is comparable to the PRC market compensation of individuals with similar levels of education, skills, and experience for a twelve (12)-month period on the Commercialization of a Licensed Product.

“GCP” means the Good Clinical Practice for Drugs (i.e. 药物临床试验质量管理规范) promulgated by the NMPA, together with any guidelines or implementation rules issued by the NMPA and relevant Regulatory Authority in connection thereto, in each case as amended from time to time.

“IIT” means a human clinical trial initiated, sponsored and conducted by an investigator at a research institution for which a Party or its Affiliate shall supply the applicable Licensed Product for such trial; provided that such Party or Affiliate has no right or ability to direct or control such human clinical trial; provided further that such IIT excludes (a) any human clinical trial that could reasonably be expected, in and of itself, to be used to obtain a Regulatory Approval of the Licensed Product in the Territory, and (b) any human clinical trial that includes a head-to-head comparison of Licensed Product, either alone or in combination with any other pharmaceutical ingredient or compound.

“IND” means an Investigational New Drug Application filed with the FDA or an analogous application or filing with any analogous Regulatory Authority outside of the USA under any analogous law for the purposes of obtaining permission to conduct human clinical trials in such jurisdiction.

“Indication” means any disease or condition, or sign or symptom of a disease or condition.

“INNO Intellectual Property” means INNO Know-How and INNO Patents.

“INNO Know-How” means any and all Know-How, to the extent Controlled by INNO or its Affiliates as of the Effective Date or at any time during the Term, that is necessary or reasonably useful in connection with the Development, Commercialization or other use of the Licensed Product in the Field in and for the Territory.

“INNO Patent” means each Patent that is Controlled by INNO or its Affiliates as of the Effective Date or at any time during the Term and that Covers (a) the composition of matter of a Licensed Molecule or any of its corresponding Licensed Products; (b) methods or processes directed to the manufacture of a Licensed Molecule or any of its corresponding Licensed Products; or (c) methods of use, administration or formulation of a Licensed Molecule or any of its corresponding Licensed Products. INNO Patents include INNO’s joint interest in and to any joint patents.

“Intellectual Property Rights” means any intellectual or industrial property right recognized under the Applicable Laws of any jurisdiction anywhere in the world, including all rights in: (i) Patents, (ii) Trademarks, (iii) Know-how, (iv) copyrights, and (v) Internet domain names.

Exhibit A to Collaboration and License Agreement

“Know-How” means (a) any proprietary scientific or technical information, technology, techniques, trade secrets, inventions (whether patentable or not), results and Data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, ideas, programs, software models, algorithms, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data, Regulatory Materials and strategies and (b) any proprietary biological, chemical or physical materials. Know-How does not include Patent Rights.

“Licensed Molecule” means the chemical compound designated internally by ASCENTAGE as of the Effective Date as “HQP1351”. Licensed Molecule includes any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form of any of the foregoing compounds covered under this definition.

“Licensed Product” means any pharmaceutical preparation (including any form or dosage form of a pharmaceutical composition or preparation) in finished form labeled and packaged for (i) sale, (ii) distribution, or (iii) samples, comprising the Licensed Molecule (whether as sole active ingredient or in combination with one or more other active ingredients), including all future formulations, dosage forms and delivery modes as determined by the JDC.

“Managed Care Costs” means the costs and expenses of activities related to obtaining reimbursement from payers, work on managed care accounts and other similar activities directly related to the Commercialization of the Licensed Products in the Territory.

“Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, quality control testing (including in-process, release and stability testing, if applicable), filling, finishing, labelling, storage, releasing and packaging of the Licensed Products.

“Marketing Costs” means the costs and expenses associated with marketing the Licensed Products in the Territory, including costs for preparing and reproducing detailing aids, Licensed Product promotional materials and other promotional materials, costs of professional education, Product-related public relations, relationships with opinion leaders and professional societies, market research, costs of sales and marketing data and other similar activities directly related to the Commercialization of the Licensed Products in the Territory.

“NDA” means a new drug application or marketing authorization application (not including pricing and reimbursement approval) filed with the NMPA or an analogous application or filing with any analogous Regulatory Authority in the Territory under any analogous law, which application is required for Regulatory Approval for a Licensed Product in the Field in such country or jurisdiction.

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“NMPA” means the National Medical Products Administration (i.e. 国家药品监督管理局), or any successor agency with a similar scope of responsibility regarding the regulation of human pharmaceutical products in China.

“NRDL Listing” means a Licensed Product is included in the National Reimbursement Drug List (NRDL) jointly set by multi-ministries from time to time.

Exhibit A to Collaboration and License Agreement

“Patents” means all rights, title, and interests in and to (a) all national, regional, and international patents and patent applications filed in the Territory including provisional patent applications and all supplementary protection certificates, (b) all patent applications filed either from such patents, patent applications, or provisional applications or from an application claiming priority to any of the foregoing, including any continuation, continuation-in part, divisional, provisional, converted provisional and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications, including utility models, petty patents, design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

“PRC” or “China” means the People’s Republic of China, which for the purpose of this Agreement excludes Hong Kong, Macau, and Taiwan.

“Procurement Costs” means any costs or expenses of INNO or its Affiliates incurred in its capacity as purchaser of the Licensed Products for sale in the respective Region in the Territory, including any FTEs of INNO or its Affiliates approved by the JCC to support procurement.

“Profit” means, [***].

“Region” means each of the following administrative regions: (a) the PRC; (b) the Special Administrative Region of Hong Kong; (c) the Special Administrative Region of Macau; and (d) Taiwan.

“Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular Indication in a country or jurisdiction in the world (including, with respect to the Territory, separate pricing or reimbursement approvals whether or not legally required in order to sell the product in such country), and including the approval by the applicable Regulatory Authority of any expansion or modification of the label for such Indication.

“Regulatory Authority” means any federal, national, supranational, state, provincial or local regulatory agency, department, bureau or other governmental authority, including, without limitation, the FDA and the NMPA, that has authority over the Manufacture, Development, Commercialization or other use or exploitation (including the granting of Regulatory Approval) of any Licensed Product in any applicable regulatory jurisdiction.

“Regulatory Exclusivity” shall mean marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction on the holder of a marketing approval for a pharmaceutical product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.

Exhibit A to Collaboration and License Agreement

“Regulatory Materials” means any (a) materials that are/were developed or compiled in for meetings with any Regulatory Authority or for or in support of any applications for Regulatory Approval (at any stage and for any pathway), including all INDs, NDAs, and related submissions, dossiers, and notifications, (b) Regulatory Approvals or other registrations or approvals granted or issued by a Regulatory Authority; in all cases related to the Development of any Licensed Product(s) in a particular regulatory jurisdiction.

“Selling Costs” means all costs and expenses associated with detailing, including those associated with sales representatives, training of sales representatives, sales meetings, sample management, sales call reporting and other similar activities directly related to the promotion of Licensed Products in the Territory.

“Senior Representative” means, (a) in the case of ASCENTAGE, the Chief Medical Officer of ASCENTAGE, who shall initially be [***]; and (b) in the case of INNO, the President and Head of Research and Development of INNO, who shall initially [***].

“Subcontractor” means any Affiliates or Third-Party contractors engaged by a Party to perform any activities associated with its Development, Manufacturing or Commercialization obligations under this Agreement.

“Sublicensee” means INNO’s Affiliates or a Third Party to which INNO grants a sublicense under any of the rights granted to INNO under Section 2.2 (License to INNO) in the ASCENTAGE Intellectual Properties.

“Technology” means all information, data and knowledge of a technical, scientific, business and other nature, including Patents, Know-how, inventions, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, specifications, results, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, quality control data and information, including Clinical Trial designs and protocols, materials, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed. To clarify, technology related to the Licensed Product Manufacturing shall be excluded.

“Territory” means Greater China, which for purposes of this Agreement means the PRC, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Third Party” means any Person other than INNO, ASCENTAGE, or their respective Affiliates.

“Third Party Claims” means any actual or threatened claims, suits or proceedings of Third Parties.

“Trademark” means any trademark, service mark, trade name, business name, brand name, corporate name, commercial name, logo, slogan or other thing used to identify or distinguish the source or origin of goods or services, including any common law rights, registrations and applications for registration of the foregoing, and any translation, adaptation, derivation and combination of the foregoing.

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“United States” or “U.S.” means the United States of America and its territories and possessions (including, without limitation, Puerto Rico).

Exhibit A to Collaboration and License Agreement

“Valid Claim” means a claim of (a) an issued patent (in any jurisdiction) that has not expired, lapsed, been permanently cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken; or (b) a pending patent application of a patent that has not been finally abandoned or declared unpatentable by an administrative agency of competent jurisdiction (and from which no further appeal can be taken).

Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Agreement	Preamble
Alliance Manager	6.4
[***]	[***]
ASCENTAGE	Preamble
ASCENTAGE Data	8.4
ASCENTAGE GZ	Preamble
ASCENTAGE HK	Preamble
ASCENTAGE Indemnitees	12.1
ASCENTAGE Trademarks	8.8
Audited Party	7.8(d)
Auditing Party	7.8(d)
Change of Control	14.5
CMO	2.2
Commercialization License	2.1(b)
Commercialization Plan	4.3
Common Interest Agreement	8.7
Competing Product Infringement	8.6(c)(ii)
Competing Product	4.5
Covered Cities	4.2
Core Data Sheet	3.10
Development License	2.1(a)
Development Plan	3.3
Disclosing Party	10.1
Disclosures	10.8(b)
Effective Date	11.1(a)
Essential Target Market	4.2(a)
Excluded Claim	13.4
Force Majeure	14.3
Global Safety Database	3.9
Global Study	3.8
Global Study Plan	3.8
SHIAC	13.3
Initial Termination Date	11.2(b)
INNO	Preamble
INNO Identified Rights	2.4(b)
INNO Indemnitees	12.2
Joint Commercialization Committee or JCC	6.3
Joint Development Committee or JDC	6.2(a)
Joint Steering Committee or JSC	6.1(a)
License	2.1
Losses	12.1
[***]	4.2(a)

Exhibit A to Collaboration and License Agreement

Party or Parties	Preamble
Payor	7.8(b)
Payee	7.8(b)
Pharmacovigilance Agreement	3.9
Potential Market	4.2(a)
Profit Sharing Payment	7.4(a)
Profit Sharing Term	7.4(b)
Receiving Party	10.1
Representatives	10.1
Rolling Forecast	5.2
Sales Report	7.6
Study	3.8
Supply Agreement	5.1
Tax	7.8(b)
Term	11.1
Termination for Convenience Losses	11.2(b)
Termination for Convenience Notice	11.2(b)
Third Party In-License Agreements	9.2(e)
VAT	7.8(b)

Exhibit A to Collaboration and License Agreement

Exhibit B

ASCENTAGE Know-How and ASCENTAGE Patents

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Exhibit B to Collaboration and License Agreement

Exhibit C

[***]

Exhibit C to Collaboration and License Agreement

Exhibit D

Third Party In-License Agreements

[***]

Exhibit D to Collaboration and License Agreement

Exhibit E

Joint Press Release

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Exhibit E to Collaboration and License Agreement